Prospectus Supplement No. 6

(to Prospectus dated October 2, 2023)

Prospectus Supplement No. 6

(to Prospectus, dated October 2, 2023)

Prospectus Supplement No. 6

(to Prospectus, dated October 2, 2023)

Prospectus Supplement No. 6

(to Prospectus, dated October 2, 2023)

Prospectus Supplement No. 2

(to Prospectus, dated December 26, 2023)

Filed Pursuant to Rule 424(b)(3) Registration No. 333-273328 Registration No. 333-273326 Registration No. 333-268741 Registration No. 333-273322 Registration No. 333-275174

BENEFICIENT

468,562 Shares of Class A Common Stock

91,240,875 Shares of Class A Common Stock

23,625,000 Shares of Class A Common Stock and 23,625,000 Shares of Series A Convertible Preferred Stock of Beneficient Underlying the Private and Public Warrants

3,881,250 Shares of Class A Common Stock Underlying 15,525,000 Shares of Series A Convertible Preferred Stock of Beneficient

225,455,974 Shares of Class A Common Stock

(Inclusive of 132,500 Shares of Class A Common Stock Underlying the Warrants and 33,125 Shares of Class A Common Stock Underlying the Series A Convertible Preferred Stock)

132,500 Warrants to Purchase Shares of Class A Common Stock and Shares of Series A Convertible Preferred Stock

132,500 Shares of Series A Convertible Preferred Stock Underlying the Warrants

17,901,459 Shares of Class A Common Stock

(Inclusive of 942,249 Shares of Class A Common Stock Underlying the Warrants and 235,562 Shares of Class A Common Stock Underlying the Series A Convertible Preferred Stock)

942,249 Warrants to Purchase Shares of Class A Common Stock and Shares of Series A Convertible Preferred Stock

942,249 Shares of Series A Convertible Preferred Stock Underlying the Warrants

This prospectus supplement updates and supplements the prospectus of Beneficient, a Nevada corporation (the “Company,” “we,” “us” or “our”), dated October 2, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-273328) (the “Maxim Prospectus”), the prospectus dated October 2, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-273326) (the “SEPA Prospectus”), the prospectus dated October 2, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-273322) (the “Omnibus Prospectus”), the prospectus dated October 2, 2023, which forms a part of our Post-Effective Amendment on Form S-1 to our Registration Statement on Form S-4, as amended (Registration No. 333-268741) and the prospectus dated December 26, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-275174) (the “GRID Prospectus” and, collectively with the Post-Effective Amendment Prospectus, the Maxim Prospectus, SEPA Prospectus and Omnibus Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2024. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock, par value $0.001 per share (the “Class A common stock”), is listed on The Nasdaq Capital Market under the symbol “BENF,” and the warrants, with each warrant exercisable for one share of Class A common stock and one share of Series A preferred stock, par value $0.001 per share, at an exercise price of $11.50 (the “Warrants”), are listed on The Nasdaq Capital Market under the symbol “BENFW”. On March 5, 2024, the last reported sales price of the Class A common stock was $0.1052 per share, and the last reported sales price of our Warrants was $0.0071 per Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Certain holders of our Class B common stock, par value $0.001 per share (the “Class B common stock”), have entered into a stockholders agreement concerning the election of directors of the Company, and holders of Class B common stock have the right to elect a majority of the Company’s directors. As a result, the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules and may elect not to comply with certain corporate governance standards.

Investing in our securities involves risk. See the sections entitled “Risk Factors” beginning on page 17 of the Maxim Prospectus, page 12 of the SEPA Prospectus, page 13 of the Omnibus Prospectus, page 13 of the Post-Effective Amendment Prospectus Supplement and page 15 of the GRID Prospectus, and under similar headings in any further amendments or supplements to the Prospectuses, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 6, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2024

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850
Dallas, Texas 75201
(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2024, Beneficient, a Nevada corporation (the “Company”), together with Beneficient Fiduciary Financial, L.L.C., a Kansas Technology-Enabled Fiduciary Financial Institution (“BFF”), entered into three Alternative Asset Purchase Agreements (individually a “Purchase Agreement” and collectively, the “Purchase Agreements”), on substantially similar terms, with each of ff Silver Venture Capital Fund, L.P., ff Blue Private Equity Fund, L.P. and ff Rose Venture Capital Fund, L.P. (individually a “Seller” and collectively, the “Sellers”) to engage in certain liquidity financing transactions with respect to certain designated alternative assets held by each Seller (the “Transactions”). In connection with the execution of the Purchase Agreements, the parties also entered into Exchange Agreements in the forms generally executed by the Company in the ordinary course of business, subject to certain amendments as set forth in the Purchase Agreements. All capitalized terms used in this Item 1.01 but not defined herein shall have the meanings ascribed to them in the Purchase Agreements or the Certificate of Designation (as defined below), as applicable. Pursuant to the Transactions, the Company’s customized trust vehicles will acquire alternative assets held by each Seller, and in exchange for such alternative assets, the respective Seller will receive shares of the Company’s Series B Resettable Convertible Preferred Stock, in one or more series, par value $0.001 per share (the “Series B Preferred Stock”), with such Series B Preferred Stock being convertible into shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”). The number of shares of Series B Preferred Stock to be delivered at the closing of each of the respective Purchase Agreements shall be equal to (i) the applicable discount percentage of the Closing NAV under each Purchase Agreement multiplied by the Participation Percentage of each respective Seller, divided by (ii) $10.00. The discount percentages for each transaction are as follows: ff Silver Venture Capital Fund, L.P. – 60%; ff Blue Private Equity Fund, L.P. – 80%; and ff Rose Venture Capital Fund, L.P – 46%. Pursuant to the Transactions, the Company expects to issue up to a maximum of $62 million in stated value of Series B Preferred Stock in the aggregate, subject to participation levels by limited partners of the Sellers (“Limited Partners”).

The issuance of the Series B Preferred Stock pursuant to the Transactions has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. To participate as investors in the Transactions, all Participating Partners will be verified as “accredited investors” as such term is defined in Rule 501(a) of Regulation D.

The Series B Preferred Stock is convertible into Class A Common Stock initially at an initial conversion price of $0.1313 per share (the “Conversion Price”), subject to adjustment upon any stock split prior to closing. The Conversion Price is subject to reset on each date (each such date, a “Reset Date”) that is the last day of each month following the date of issuance of the Series B Preferred Stock (the “Original Issue Date”). On each Reset Date, the Conversion Price shall be increased or decreased to the five-day trailing volume weighted average price of the Class A Common Stock, provided that in no event shall the reset Conversion Price be lower than 20-50% of the initial Conversion Price, depending on Limited Partner participation levels, or higher than the initial Conversion Price, in each case subject to adjustments for stock dividends, splits or combinations, reorganizations, recapitalizations or similar transactions.

Closing of the Transactions is subject to (i) approval of the shareholders of the Company pursuant to applicable rules and regulations of the Nasdaq Capital Market (or such other national securities exchange on which the Class A Common Stock is listed for trading on the Original Issue Date), and (ii) approval as may be required under the Company’s organizational documents and applicable law from the shareholders of the Company for an increase in the number of authorized shares of Class A Common Stock (collectively, the “Approval Requirement”). The Approval Requirement is a condition precedent to the closing of each of the Transactions.

Under each Purchase Agreement, on the period beginning on the respective Closing Date and ending on the earlier of the (a) 10-year anniversary of the respective Closing Date, and (b) Disposition by the Buyer under the respective Purchase Agreement of all of its Purchased Alternative Assets, the respective Seller will be entitled to receive certain monthly Earnout Payments, if any, subject to the terms and conditions of the Purchase Agreements. The Earnout Payments under each Purchase Agreement represent the amount of cash available for distribution from the acquired alternative assets in excess of a designated return to the Company.

If, at any time beginning on the earlier of (a) 180 days following the date of issuance of the Series B Preferred Stock and (b) the date on which the Resale Registration Statement is declared effective, for any duration or reason, the Class A Common Stock (i) ceases to be designated for quotation or listing on any tier of the New York Stock Exchange or the Nasdaq Stock Market, LLC (an “Approved Exchange”), (ii) is suspended from trading on an Approved Exchange, (iii) ceases to be registered pursuant to Section 12(b) of the Exchange Act, or (iv) otherwise is not freely tradable on an Approved Exchange, subject to volume limitations under Rule 144(e) promulgated under the Securities Act, each holder of the Series B Preferred Stock shall have the right and option, exercisable in such holder’s sole discretion, to cause the Buyers (which are special purpose vehicles formed for the Transactions) to repurchase the shares of Series B Preferred Stock out of available cash from the Purchased Alternative Assets otherwise available to the Company.

In addition to the Approval Requirement, the Purchase Agreements contain negotiated representations and warranties by the respective parties, indemnification provisions and conditions to closing customary for transactions of this nature.

The foregoing description of the Purchase Agreements is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the respective Purchase Agreements, a form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Form of Certificate of Designation

The Series B Preferred Stock will be governed by a certificate of designation, a form of which is attached as Exhibit 99.1 hereto and incorporated by reference herein (the “Certificate of Designation”), designating the rights, preferences, privileges and restrictions of the shares of the Series B Preferred Stock. The material terms of the Series B Preferred Stock are described below.

Optional Conversion

Subject to the Approval Requirement, each share of Series B Preferred Stock is convertible at the option of the holder thereof upon two business days’ written notice to the Company into a number of shares of Class A Common Stock that is equal to $10.00 divided by Conversion Price then in effect as of the date of such notice (the “Conversion Rate”). The Conversion Price shall be subject to reset on each Reset Date. On each Reset Date, the Conversion Price shall be increased or decreased to the Prevailing Market Price, provided that in no event shall the reset Conversion Price be lower than 20-50% of the initial Conversion Price, depending on Limited Partner participation levels, or higher than the initial Conversion Price, in each case subject to adjustments for stock dividends, splits or combinations, reorganizations, recapitalizations or similar transactions.

Mandatory Conversion

Each outstanding share of Series B Preferred Stock will automatically convert into a number of shares of Class A Common Stock (the “Mandatory Conversion”) at the Conversion Rate then in effect on the date that is the earliest to occur of: (a) the last day of the month in which the fifth anniversary of the Original Issue Date occurs, if either the Company has filed all annual reports on Form 10-K and quarterly reports on Form 10-Q that are then required to have been filed in the preceding twelve months with the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or a resale registration statement with respect to the shares of Class A Common Stock underlying the Series B Preferred Stock (the “Resale Registration Statement”) has become effective and is in full force and effect at the time of such Mandatory Conversion, and (b) if the conditions of clause (a) are not met on the date that is the last day of the month in which the fifth anniversary of the Original Issue Date occurs, the first date thereafter on which any shares of Series B Preferred Stock may be resold pursuant to Rule 144 under the Securities Act or the Resale Registration Statement has become effective.

Notwithstanding the foregoing, the Series B Preferred Stock shall not convert into Class A Common Stock to the extent such conversion would cause a holder to exceed the Beneficial Ownership Limitation, which shall initially mean 4.99% of the number of shares of the Class A Common Stock issuable upon conversion of the Series B Preferred Stock held by the applicable holder. To the extent a conversion would cause a holder to exceed the Beneficial Ownership Limitation, the conversion of the portion of such conversion that would exceed the

Beneficial Ownership Limitation shall be delayed until the first day the conversion of such portion would not cause the holder to exceed the Beneficial Ownership Limitation.

Further, to the extent any such share of Series B Preferred Stock has not otherwise automatically converted into shares of Class A Common Stock, the Conversion Price for such shares shall be subject to additional resets on each Reset Date.

Ranking

Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank: (a) senior to the Company’s common stock; (b) pari passu with the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, Series B-1 Resettable Convertible Preferred Stock, par value $0.001 per share, Series B-2 Resettable Convertible Preferred Stock, par value $0.001 per share and Series B-3 Resettable Convertible Preferred Stock, par value $0.001 per share (“Parity Stock”); (c) senior, pari passu or junior with respect to any other series of preferred stock, as set forth in the Certificate of Designation with respect to such preferred stock; and (d) junior to all existing and future indebtedness of the Company.

Liquidation Preference

In the event of any liquidation or dissolution of the Company, no distributions of available funds and assets will be made to the holders of capital stock junior to the Series B Preferred Stock until the holders of Series B Preferred Stock receive a per share amount equal to the greater of (A) $10.00 and (B) the amount such holder would receive if such holder converted such Series B Preferred Stock into Class A Common Stock immediately prior to the date of such payment, provided that if the liquidation funds are insufficient to pay the full amount due to each holder and each holder of Parity Stock, then each holder and each holder of Parity Stock shall receive a percentage of the liquidation funds equal to the full amount of liquidation funds payable to such holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of liquidation funds payable to all holders of Series B Preferred Stock and holders of shares of Parity Stock (the “Liquidation Preference”). For the avoidance of doubt, the Liquidation Preference shall not be limited by the Beneficial Ownership Limitation.

Dividends

Dividends will be paid on the Series B Preferred Stock on an as-converted basis when, as, and if paid on the Class A Common Stock.

Voting Rights

Except as required by law, the holders of Series B Preferred Stock shall not be entitled to vote at any meeting of the stockholders for election of members of the Board of Directors of the Company or for any other purpose or otherwise to participate in any action taken by the Company or the stockholders thereof, or to receive notice of any meeting of stockholders.

The foregoing summary of the Certificate of Designation does not purport to be complete and is subject to, and qualified in its entirety by, such document, a Form of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure required by this Item 3.02 is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Important Information about the Transactions and Where to Find It

In connection with the Transactions, the Company intends to file a preliminary proxy statement and a definitive proxy statement with the SEC. This Current Report on Form 8-K does not contain all the information that should be considered concerning the Transactions, and it is not intended to provide the basis for any investment decision or any other decision regarding the Transactions. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, the amendments thereto, and the definitive proxy statement and documents incorporated by reference therein filed in connection with the Transactions, as these materials will contain important information about the Transactions and the parties thereto. When available, the definitive proxy statement will be mailed to the stockholders of the Company as of a record date to be established for voting on the stockholder approval. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at http://www.sec.gov.

Participants in the Solicitation

The Company, BFF, the Sellers, and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the Transactions. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of the Company’s stockholders in connection with the Transactions, including their names and a description of their interests in the Transactions, will be set forth in the proxy statement relating to such transactions when it is filed with the SEC.

No Offer or Solicitation

This Current Report on Form 8-K shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transactions. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Item 7.01 Regulation FD Disclosure.

On March 6, 2024, the Company issued a press release announcing the Transactions. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.2) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act except as expressly set forth in such filing.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Form of Alternative Asset Purchase Agreement.

99.1	Form of Certificate of Designation of Series B Resettable Convertible Preferred Stock.

99.2	Press Release of Beneficient issued March 6, 2024 (furnished pursuant to Item 7.01).

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President and Chief Legal Officer

Dated: March 6, 2024

Exhibit 10.1

ALTERNATIVE ASSET PURCHASE AGREEMENT

This Alternative Asset Purchase Agreement (this “Agreement”) is entered into by and among Beneficient, a Nevada corporation (“Ben NV”), Beneficient Fiduciary Financial, L.L.C., a Kansas Technology-Enabled Fiduciary Financial Institution (“BFF,” and collectively with Ben NV, the “Ben Parties”), [   ] (“Buyer”), and [    ] (“Seller” and, collectively with the Ben Parties and Buyer, the “Parties”), and is effective as of March [ ], 2024 (the “Execution Date”).

RECITALS

WHEREAS, Seller is the owner and record holder of the Total Alternative Assets and has agreed to sell a portion of the Total Alternative Assets to Buyer for the Purchase Price, subject to and in accordance with the terms of this Agreement and that certain AltAccess Exchange Agreement dated the Execution Date among Ben NV, BFF and Seller (the “Exchange Agreement”);

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained herein and in the Exchange Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Undefined capitalized terms have the meanings set forth in the Exchange Agreement. In addition, as used herein:

1.1 “Action” means any action, suit, claim, litigation, proceeding, arbitration, governmental inquiry, legal proceeding or investigation.

1.2 “Adjusted Capital Contribution” with respect to any Purchased Alternative Asset means the excess of (a) the Custody Trust’s Capital Contribution to Buyer in respect of such Purchased Alternative Asset, over (b) the distributions or other payments to the Custody Trust and ffVC GP in respect of the Custody Trust’s Capital Contribution in respect of such Purchased Alternative Asset pursuant to the Buyer LPA, calculated as of the last day of the applicable Earnout Period.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” includes (a) such Person’s spouse, (b) each parent, grandparent, sibling or child of such Person or such Person’s spouse, (c) the spouse of any Person described in the preceding clause (b), and (d) each child of any Person described in the preceding clauses (a), (b) or (c).

1.4 “Applicable Asset” means the shares of capital stock or limited liability company interests of an Underlying Entity comprising part of the Total Alternative Assets.

1.5 “Approved Exchange” means any tier of either The Nasdaq Stock Market or The New York Stock Exchange.

1.6 “Available Cash” means, for any Earnout Period or Put Exercise Month, all unrestricted cash of Buyer available for distribution to partners under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, excluding (a) such reserves for future debts, expenses, plans and contingencies of Buyer as the ffVC GP may reasonably establish and (b) any Earnout Payments payable pursuant to the provisions of Section 3.3, calculated as of the last day of such Earnout Period or Put Exercise Month, as applicable.

1.7 “Ben Material Adverse Effect” means a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of Ben NV and its subsidiaries, taken as a whole, or a delay, impairment or adverse effect on Ben NV’s and its Affiliates’ respective ability to consummate the Transactions or perform in any material respect on a timely basis its obligations under any Primary Transaction Agreement.

1.8 “Buyer LPA” means the limited partnership agreement of Buyer the terms of which shall be the same in all material respects as set forth in the Term Sheet, as modified and supplemented by this Agreement, and which shall otherwise be in form and substance reasonably satisfactory to the Parties.

1.9 “Buyer LP Interests” means 100% of the limited partnership interests of Buyer having the rights pertaining thereto as set forth in the Buyer LPA.

1.10 “Capital Contribution” applicable to a specified Purchased Alternative Asset means the Net Asset Value of such Applicable Asset, of which the Purchased Alternative Asset is a part, as provided in Exhibit A attached hereto multiplied by the Participation Percentage.

1.11 “Cash Available for Repurchase” during any Delisting Period means:

(a) if the Delisting Period first commences on or before the 18-month anniversary of the Closing Date, the product of (i) the Remaining Percentage and (ii) the Base Retained Amount;

(b) if the Delisting Period first commences after the 18-month anniversary of the Closing date but on or before the 30-month anniversary of the Closing Date, 60% of the product of (i) the Remaining Percentage and (ii) the Base Retained Amount; and

(c) if the Delisting Period first commences after the 30-month anniversary of the Closing date but on or before the 36-month anniversary of the Closing Date, 40% of the product of (i) the Remaining Percentage and (ii) Base Retained Amount;

in each case as calculated as of the last day of the applicable Put Exercise Month.

1.12 “Class A Common Stock” means Class A Common Stock, par value $0.001 per share, of Ben NV.

1.13 “Class B Common Stock” means Class B Common Stock, par value $0.001 per share, of Ben NV.

1.14 “Closing NAV” means the sum of the Net Asset Value of each Applicable Asset as provided in Exhibit A attached hereto.

1.15 “Commission” means the United States Securities and Exchange Commission.

1.16 “Common Stock” means Class A Common Stock and Class B Common Stock.

1.17 “Common Stock Equivalents” means any securities of Ben NV or its Affiliates that would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

1.18 “Custody Trust” means The EP-00122 Custody Trust, a Kansas business trust.

1.19 “Disposition” means the sale, exchange, redemption, assignment, transfer, repayment, repurchase or other disposition by Buyer of all or any portion of a Purchased Alternative Asset, which shall be deemed to include a Purchased Alternative Asset becoming worthless within the meaning of Section 165(g) of the Code.

1.20 “Earnout Payment” means, for any Earnout Period, an amount of the excess, if any, of Available Cash, over the Retained Amount.

1.21 “Earnout Term” means the period beginning on the Closing Date and ending on the earlier of the (a) 10-year anniversary of the Closing Date, and (b) Disposition by the Buyer of all Purchased Alternative Assets.

1.22 “Exchange Act” means the Securities Exchange Act of 1934.

1.23 “ffVC Adviser” means ff Venture Capital LLC, a New Jersey limited liability company.

1.24 “ffVC Funds” means [    ].

1.25 “ffVC GP” means [    ].

1.26 “Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

1.27 “IRR” means the annual effective pre-tax discounted rate of return per dollar of Capital Contribution of the Custody Trust with respect to the subject Purchased Alternative Asset computed by taking into account the cumulative amount of distributions then and previously distributed to the Custody Trust and ffVC GP pursuant to the Buyer LPA with respect to such Purchased Alternative Asset as of the date of determination, calculated using the “XIRR” function in Microsoft Office Excel 2021 (or the same function in any subsequent version of Microsoft Office Excel).

1.28 “Liabilities” means liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

1.29 “Lien” means any lien, pledge, claim, security interest, encumbrance or charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise.

1.30 “Liquidated Percentage” means, on a date of determination, a percentage determined by dividing (a) the sum of (i) the number of Offered Preferred Shares not constituting Monthly Put Shares plus (ii) the number of Offered Preferred Shares that shall have been converted to Class A Common Stock in accordance with their terms by (b) the number of Offered Preferred Shares assigned by Buyer to Seller at the Closing pursuant to this Agreement, in each case as calculated on such date.

1.31 “OFAC” means the U.S. Office of Foreign Asset Control.

1.32 “Other ffVC Purchase Agreements” means those certain Alternative Asset Purchase Agreements dated the Execution Date among the Ben Parties and each of the ffVC Funds (other than Seller) and their respective special purpose vehicle, as applicable.

1.33 “Other ffVC Transactions” means the “Transactions” as defined in each of the Other ffVC Purchase Agreements.

1.34 “Permitted Liens” means (a) any Lien for taxes, fees, levies and other governmental charges and assessments which are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with Seller’s internal accounting practices; (b) encumbrances, restrictions and limitations arising under the Underlying Entity Governing Documents, other than such encumbrances, restrictions and limitations as they would be applicable to the Transactions, for which all necessary consents, approvals or waivers shall have been obtained by Seller; and (c) encumbrances, restrictions and limitations arising under applicable securities laws.

1.35 “Person” means an individual, corporation, partnership, limited liability company, association, trust, joint stock company, joint venture, unincorporated organization, Governmental Authority or other entity or organization.

1.36 “Primary Transaction Agreements” means this Agreement, the Exchange Agreement, including Exhibit A thereto, the Subscription Agreements and the Buyer LPA.

1.37 “Purchased Alternative Assets” means (a) the aggregate number of shares of capital stock and limited liability company interests of the Underlying Entities calculated by multiplying the Participation Percentage by the total number of shares of capital stock or limited liability company interests constituting an Applicable Asset with respect to each Underlying Entity and aggregating such products and (b) all rights and obligations under the Underlying Entity Governing Documents solely to the extent related thereto.

1.38 “Put Period” means the period beginning upon the receipt by the ffVC GP of any Exercise Notice in accordance with the terms of Section 13 and ending on the sooner to occur of (a) the date when all Put Options previously duly exercised shall have been satisfied in full or shall have been terminated or rescinded in accordance with Section 13.5, and (b) the first day immediately following the 36-month anniversary of the Closing Date, provided, that the expiration of the Put Period pursuant to this clause (b) shall not terminate the Buyer’s obligations under Section 13 with respect to any Put Option duly exercised prior to the 36-month anniversary of the Closing Date.

1.39 “Realized Investment” means any Purchased Alternative Asset (or any portion thereof) held by Buyer that has been the subject of a Disposition, in any case to the extent so subject.

1.40 “Remaining Percentage” means a percentage equal to 100% minus the Liquidated Percentage.

1.41 “Representatives” means, with respect to any Person, the officers, directors, managers, general partners, employees, agents, attorneys, accountants, advisors, industry consultants, bankers and other representatives of such Person.

1.42 “Retained Amount” means, for any Earnout Period, without duplication, the sum of the following amounts for each Purchased Alternative Asset that is the subject of a Disposition during such Earnout Period, calculated as of the last day of such Earnout Period:

(a) the Custody Trust’s Adjusted Capital Contribution with respect to such Purchased Alternative Asset and, if any, other Realized Investments not previously accounted for as Retained Amounts if such amount is concurrently distributed to the Custody Trust by Buyer; plus

(b) an amount necessary for the Custody Trust to have achieved an IRR of 12.5% with respect to such Purchased Alternative Asset and, if any, other Realized Investments not previously accounted for as Retained Amounts if such amount is concurrently distributed to the Custody Trust by Buyer; plus

(c) 50% of all Available Cash attributable to such Purchased Alternative Asset, if any, remaining after deducting 100% of the Retained Amounts calculated pursuant to the preceding clauses (a) and (b), until the Custody Trust would have achieved an IRR of 18.75% with respect to such Purchased Alternative Asset and, if any, other Realized Investments not previously accounted for as Retained Amounts if (i) 100% of such Retained Amount pursuant to this clause (c) and (ii) 100% of the Retained Amounts calculated pursuant to the preceding clauses (a) and (b) are concurrently distributed to the Custody Trust by Buyer; plus

(d) 25% of all Available Cash attributable to such Purchased Alternative Asset, if any, remaining after deducting the sum of (i) 100% of the Retained Amounts calculated pursuant to the preceding clauses (a) and (b), plus (ii) 200% of the Retained Amounts calculated pursuant to the preceding clause (c), until the Custody Trust would have achieved an IRR of 25% with respect to such Purchased Alternative Asset and, if any, other Realized Investments not previously accounted for as Retained Amounts if (x) 100% of such Retained Amount pursuant to this clause (d) and (y) 100% of the Retained Amounts calculated pursuant to preceding clauses (a), (b) and (c) are concurrently distributed to the Custody Trust by Buyer; plus

(e) 12.5% of all Available Cash attributable to such Purchased Alternative Asset, if any, remaining after deducting the sum of (i) 100% of the Retained Amounts calculated pursuant to the preceding clauses (a) and (b), plus (ii) 200% of the Retained Amounts calculated pursuant to the preceding clause (c), plus (iii) 400% of the Retained Amounts calculated pursuant to the preceding clause (d);

provided, however, that, during a Delisting Period, the Retained Amount shall equal the sum of the Liquidated Percentage of the aggregate amount calculated pursuant to the preceding clauses (a) through (e) (the “Base Retained Amount”) plus:

(i) if the Delisting Period first commences on or before the 18-month anniversary of the Closing Date, zero dollars;

(ii) if the Delisting Period first commences after the 18-month anniversary of the Closing Date but on or before the 30-month anniversary of the Closing Date, 40% of the product of (A) the Remaining Percentage and (B) the Base Retained Amount; and

(iii) if the Delisting Period first commences after the 30-month anniversary of the Closing Date but on or before the 36-month anniversary of the Closing Date, 60% of the product of (A) the Remaining Percentage and (B) Base Retained Amount.

1.43 “Schedules” means the schedules prepared by a Party and delivered to the other Parties, as appropriate, setting forth the disclosures required to be made by such Party, including exceptions and qualifications to the representations and warranties contained in this Agreement, if any, and certain other information called for by this Agreement.

1.44 “Securities Act” means the Securities Act of 1933.

1.45 “Seller Material Adverse Effect” means a material adverse effect on the Total Alternative Assets, taken as a whole, or Seller’s or Buyer’s ability to consummate the Transactions and perform in any material respect on a timely basis its obligations under any Primary Transaction Agreement.

1.46 “Shareholder Approval” means such approval as may be required by Ben NV’s constituent documents and applicable law and the applicable rules and regulations of the Nasdaq Capital Market or other Approved Exchange on which shares of the Class A Common Stock are then listed for trading, from the shareholders of Ben NV with respect to (a) an amendment to the Articles of Incorporation of Ben NV to increase the number of authorized shares of Class A Common Stock (the “Certificate of Amendment”) and (b) the Transactions contemplated by this Agreement and the Other ffVC Transactions, including the issuance of all shares of Class A Common Stock pursuant to the Transactions and Other ffVC Transactions.

1.47 “Subscription Agreement” means the Subscription Terms attached as Exhibit A to the Exchange Agreement with such modifications as may be agreed to by Ben NV and Seller as reasonably necessary to govern the subscription for Offered Preferred Shares by the Seller.

1.48 “Term Sheet” means that certain amended and restated Summary of Indicative Terms and Conditions dated January 8, 2024 and executed by Ben NV, the ffVC Funds and ffVC Adviser.

1.49 “Total Alternative Assets” means (a) the shares of capital stock or limited liability company interests set forth on Exhibit A attached hereto, and (b) all rights and obligations under the Underlying Entity Governing Documents solely to the extent related thereto.

1.50 “Transaction Expenses” has the meaning given to the term “ffVC Legal Fees” in the Term Sheet. For the avoidance of doubt, the aggregate Transaction Expenses for the Transactions and the Other ffVC Transactions shall be allocated among each of the Transactions and the Other ffVC Transactions as agreed upon by Ben NV and the ffVC Funds, and the sum of such allocated amounts of Transaction Expenses shall not exceed the aggregate amount of the Transaction Expenses.

1.51 “Transactions” means the transactions contemplated by the Primary Transaction Agreements.

1.52 “Underlying Entity” means, with respect to each Applicable Asset, the corporation or limited liability company that issued the shares of capital stock or limited liability company interests constituting such Applicable Asset to Seller.

1.53 “Underlying Entity Agreement” means, as applicable, the limited liability company agreement, operating agreement, shareholder agreement, voting agreement, right of first refusal and co-sale agreement, investor rights agreement, registration rights agreement, subscription agreement, securities purchase agreement, stock purchase agreement, interest purchase agreement, side letter or other written agreement executed by Seller in connection with its investment in or ownership of any Applicable Asset or governing the ownership or operation of the applicable Underlying Entity.

1.54 “Underlying Entity Governing Documents” means, with respect to any Applicable Asset, the Underlying Entity Agreements of the applicable Underlying Entity and any other instrument that governs or regulates the terms of Seller’s ownership of such Applicable Asset, including any certificate of incorporation, articles of incorporation, certificate of formation, bylaws, regulations or other similar instrument.

2. Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing:

2.1 Acquired Assets. Buyer agrees to purchase from Seller, and Seller agrees to sell and convey to Buyer, the Purchased Alternative Assets free and clear of any Liens, except Permitted Liens. Except for the Purchased Alternative Assets, Buyer shall have no right, title or interest in or to any other assets of Seller, including Total Alternative Assets that do not constitute Purchased Alternative Assets (“Excluded Assets”), which Excluded Assets shall remain the sole and exclusive property of Seller. Notwithstanding anything to the contrary contained in any Primary Transaction Agreement, to the extent that any Underlying Entity Governing Documents relate to both Purchased Alternative Assets and Excluded Assets and cannot reasonably be disaggregated, (i) all rights thereunder shall be retained by Seller or its applicable Affiliate and shall not constitute Purchased Alternative Assets, and (ii) Seller shall exercise its commercially reasonable efforts to provide or cause to be provided to Buyer the benefits and privileges arising thereunder after the Closing to the extent applicable to the Purchased Alternative Assets; provided, however, that Buyer shall not receive any benefits or privileges with respect to the following, and Seller or its applicable Affiliate will exclusively retain any and all rights with respect to and under:

(a) any Underlying Entity Governing Document to the extent it grants Seller or its Affiliate the right to designate one or more directors, managers or observers to any board of directors or similar governing body of any Underlying Entity; and

(b) any management rights letter, management rights agreement or similar agreement intended to qualify Seller or its Affiliate as a “venture capital operating company” under the Employee Retirement Income Security Act of 1974.

2.2 Assumed Liabilities. Buyer will assume and pay, perform and discharge when due all Liabilities of Seller arising after the Closing under the Underlying Entity Governing Documents to the extent related to the Purchased Alternative Assets, except for any Liability (a) that accrued prior to the Closing, including any obligation to fund capital calls with respect to the Purchased Alternative Assets prior to Closing or (b) arising out of or relating to (y) any actual or claimed breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Underlying Entity Governing Document or (z) any event that occurred prior to the Closing that, with or without notice, lapse of time or both, would constitute such a breach or failure (“Assumed Liabilities”).

2.3 Excluded Liabilities. Buyer will not assume, and shall not have any responsibility for, any Liabilities of Seller other than the Assumed Liabilities, including any Liabilities of Seller with respect to the Excluded Assets.

3. Purchase Price.

3.1 General. The consideration for the Purchased Alternative Assets consists of (a) the transfer and assignment of the Offered Preferred Shares, as determined in Section 3.2, below by the Buyer to the Seller, (b) the Earnout Consideration, (c) the Ben Parties’ payment of the Transaction Expenses at Closing in accordance with Section 4.3(a) (clauses (a), (b) and (c), collectively, the “Purchase Price”) and (d) Buyer’s assumption of the Assumed Liabilities.

3.2 Offered Preferred Shares. The number of Offered Preferred Shares to be assigned by Buyer to Seller at the Closing shall be equal to (a) [ ] ([ ]%) of the Closing NAV multiplied by the Participation Percentage (as defined in Section 10.2(c)) of Seller, divided by (b) $10.00. The initial conversion price of Offered Preferred Shares and the number of shares of Class A Common Stock issuable upon conversion of the Offered Preferred Shares shall be adjusted prior to Closing in the event Ben NV effects a reverse stock split of the outstanding shares of Common Stock prior to Closing.

3.3 Earnout Consideration. During the Earnout Term, Buyer shall pay Earnout Payments to Seller, if any, as additional Purchase Price in accordance with this Section 3.3 (collectively, the “Earnout Consideration”).

(a) No later than 30 days after the end of each calendar month during the Earnout Term (an “Earnout Period”), Buyer shall deliver to Seller and Ben NV a written statement certified by an officer of ffVC GP (the “Earnout Statement”) setting forth Buyer’s reasonably detailed calculations of Available Cash, the Retained Amount and the Earnout Payment, if any, in each case applicable to the immediately preceding Earnout Period together with reasonable supporting documentation therefor. Following the delivery of the Earnout Statement, Buyer shall afford Seller and Ben NV and their respective Representatives the opportunity to review the Earnout Statement and supporting work papers and underlying records or documentation that are reasonably requested to confirm or object to the calculations of Available Cash, the Retained Amount and Earnout Payment. Buyer and ffVC GP shall reasonably cooperate with Seller and Ben NV in connection with such review. If either Seller or Ben NV disputes any amounts shown on an Earnout Statement, such objecting Party shall deliver to Buyer within 15 days after receipt of such Earnout Statement a notice (“Objection Notice”) setting forth such objecting Party’s calculation of the disputed amount(s) and the basis for the determination of the different amount(s). If neither Seller nor Ben NV deliver an Objection Notice within such 15-day period, then such Earnout Statement shall be deemed final and the corresponding Earnout Payment shall be payable as herein provided. If an Objection Notice is timely provided, the Parties shall use commercially reasonable efforts to resolve such differences within 15 days of the delivery of the Objection Notice. If the Parties do not reach a final resolution on the Earnout Statement and disputed calculations within such 15-day period, unless the Parties agree to continue their efforts to resolve such differences, the dispute shall be resolved by a neutral accountant agreeable to all Parties (the “Neutral Accountant”). The Parties shall be entitled to provide their respective calculations and support to the Neutral Accountant, copies of which shall be provided to the other Parties. The determination by the Neutral Accountant must be within the range of the amounts provided by the Parties and such determination shall be deemed final and binding on the Parties. The costs and expenses of the Neutral Accountant shall be paid by the Buyer out of revenues received from the Purchased Alternative Assets. Subject to the immediately following sentence, no later than 30 days after the final determination of the Earnout Payment and the Earnout Statement, Buyer shall pay to Seller the Earnout Payment set forth in the Earnout Statement by wire transfer of immediately available funds to the account or accounts designated by Seller. Buyer shall not be permitted to make any payment of the Earnout Payment unless, concurrently with such payment, Buyer makes a distribution to the Custody Trust in respect to its Buyer LP Interests in accordance with the Buyer LPA.

(b) During the Earnout Term, Buyer shall not, directly or indirectly, take any actions, or fail to take any actions, for the purpose of causing, or that would reasonably be expected to cause without a legitimate business purpose, any Earnout Payment to be avoided or reduced.

(c) The Parties shall treat any payments made pursuant to this Section 3.3 as adjustments to the Purchase Price for all purposes.

4. Closing; Delivery.

4.1 The closing of the Transactions (“Closing”) shall take place remotely via the exchange of documents and signatures on a date (such date, the “Closing Date”) to be agreed upon by the Parties no later than five business days after satisfaction or waiver of the conditions set forth in Section 7, or such other date as the Parties shall agree upon, orally or in writing.

4.2 At Closing, Seller will deliver or cause to be delivered to the Ben Parties:

(a) certificates representing all certificated shares of capital stock comprising Purchased Alternative Assets, duly endorsed in blank or accompanied by stock powers duly executed in blank in form reasonably satisfactory to Ben NV for transfer to Buyer;

(b) duly executed instruments of assignment assigning and transferring the beneficial and record ownership of all equity securities constituting Purchased Alternative Assets, other than certificated shares of capital stock, to Buyer;

(c) a certificate signed by Seller, in form and substance reasonably satisfactory to Ben NV, dated as of the Closing Date, to the effect that each of the conditions specified in Section 7.2(a) and (b) have been satisfied in all respects;

(d) the Buyer LPA duly executed by ffVC GP;

(e) a certificate signed by Seller, in form and substance reasonably satisfactory to Ben NV, dated as of the Closing Date, setting forth the amount of the Transaction Expenses paid or payable to each third party;

(f) duly completed and executed Investor Suitability Information (as defined in Section 10.2(c)) from each Electing Partner (as defined in Section 10.2(b));

(g) duly executed voting agreements, consistent in all respects with the terms described in the Term Sheet and otherwise in form and substance reasonably satisfactory to Ben NV and Seller, from Seller and each Electing Partner (and “Electing Partner Voting Agreement”);

(h) a registration rights agreement in form and substance reasonably satisfactory to Seller and Ben NV, dated as of the Closing Date, relating to the Resale Registration Statement (the “Registration Rights Agreement”), duly executed by Seller and each Participating Partner;

(i) an investment management agreement in form and substance reasonably satisfactory to ffVC Adviser and Ben NV, duly executed by Buyer and ffVC Adviser and dated as of the Closing Date, pursuant to which Buyer would pay a quarterly management fee to ffVC Adviser equal to 2% per annum of the lesser of: (i) the cost basis in the Purchased Alternative Assets held by Buyer, which will equal the net cost basis from the previous quarter reduced by the cost basis of any Purchased Alternative Assets held by Buyer that were the subject of a Disposition during the immediately preceding quarter, and (ii) the net asset value of the remaining Purchased Alternative Assets from the end of the previous quarter, as determined in accordance with the Buyer LPA; and

(j) all other documents, certificates, instruments or writings as reasonably requested by the Ben Parties or Buyer at or prior to Closing in connection with the consummation of the Transactions.

4.3 At the Closing, the Ben Parties shall deliver or cause to be delivered to Seller:

(a) cash in an amount equal to the Transaction Expenses payable pursuant to this Agreement as set forth in the certificate provided by Seller pursuant to Section 4.2(e) above, by wire transfer in immediately available funds to an account designated by Seller prior to Closing;

(b) a certificate signed by Ben NV, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, to the effect that each of the conditions specified in Section 7.3(a) – (f) have been satisfied in all respects;

(c) a copy of the Certificate of Designation of a new series of Resettable Convertible Preferred Stock (the “Certificate of Designation”) of Ben NV consistent in all material respects with the terms of the Offered Preferred Shares described in the Term Sheet and otherwise in form and substance reasonably satisfactory to Seller certified by the Nevada Secretary of State within 10 days prior to the Closing Date;

(d) a certificate evidencing the good standing of Ben NV in Nevada issued by the Nevada Secretary of State, as of a date within 10 days prior to the Closing Date;

(e) reasonable evidence that the Offered Preferred Shares have been transferred from Buyer to Seller in book-entry form;

(f) copies of the resolutions duly adopted by the board of directors of Ben NV authorizing Ben NV’s execution, delivery and performance of each Primary Transaction Agreement to which Ben NV is a party and each agreement to be executed and delivered by Ben NV at the Closing and the consummation of the Transactions, certified, on behalf of Ben NV, by an officer of Ben NV (such certification shall include a representation as to the incumbency and signatures of the officers of Ben NV executing the Primary Transaction Agreements);

(g) a copy of the resolutions duly adopted by the manager or equivalent governing body of BFF authorizing BFF’s execution, delivery and performance of each Primary Transaction Agreement to which BFF is a party and each agreement to be executed and delivered by BFF at the Closing and the consummation of the Transactions, certified, on behalf of BFF, by an officer of BFF (such certification shall include a representation as to the incumbency and signatures of the officers of BFF executing the Primary Transaction Agreements);

(h) the Buyer LPA, duly executed by the Custody Trust;

(i) an Electing Partner Voting Agreement with Seller and each Electing Partner, duly executed by Ben NV;

(j) the Registration Rights Agreement, duly executed by Ben NV; and

(k) all other documents, certificates, instruments or writings as reasonably requested by Seller at or prior to Closing in connection with the consummation of the Transactions.

5. Representations and Warranties of the Ben Parties. Each Ben Party hereby represents and warrants to Seller, as of the Execution Date and as of the Closing Date, except as set forth in the applicable Schedules delivered by the Ben Parties to Seller, as follows:

5.1 Organization. Such Ben Party is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation.

5.2 Authorization. Such Ben Party has the requisite corporate or other similar organizational power and authority to enter into, execute and deliver the Primary Transaction Agreements to which such Ben Party is a party and, subject to the filing of the Certificate of Designation and Certificate of Amendment with the Secretary of State of the State of Nevada and obtaining the Shareholder Approval, to perform all of the obligations to be performed by it hereunder and thereunder. The execution and delivery of the Primary Transaction Agreements to which such Ben Party is a party and the consummation by each such Ben Party of the Transactions have been duly authorized by such Ben Party, including, as applicable, the approval of the board of directors of Ben NV, subject to the filing of the Certificate of Designation and Certificate of Amendment with the Secretary of State of the State of Nevada and obtaining the Shareholder Approval. Each Primary Transaction Agreement to which such Ben Party is a party has been duly executed and delivered by such Ben Party and, assuming the due and valid execution of each Primary Transaction Agreement to which Seller and Buyer, constitutes the valid and binding obligation of such Ben Party, enforceable against such Ben Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws or general application affecting enforcement of creditors’ rights generally.

5.3 No Conflicts. Neither the execution and delivery of the Primary Transaction Agreements, nor the performance or consummation of the Transactions, by such Ben Party will conflict with, require any consent or filing under, result in the breach of, constitute a default under or accelerate performance provided by the terms of (a) any law, rule or regulation of any government or governmental or regulatory agency; (b) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which such Ben Party may be subject; (c) any contract, agreement, commitment or instrument to which such Ben Party is a party or to its assets are subject; or (d) such Ben Party’s constituent documents or other governing instruments (assuming, in each case, that Shareholder Approval is obtained and the Certificate of Designation and the Certificate of Amendment are filed) (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing), other than, in the case of clauses (a), (b) and (c), any such breach, default, acceleration or contravention that would not reasonably be expected to have, individually or in the aggregate, a Ben Material Adverse Effect.

5.4 Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any third party is required on the part of any Ben Party or any of its Affiliates with respect to its execution, delivery or performance of its obligations under the Primary Transaction Agreements and the consummation of the Transactions, except for (i) the filing with the SEC of (A) notices and forms, including a Notice of Exempt Offering of Securities on Form D under Regulation D of the Securities Act, (B) a preliminary proxy statement and proxy statement relating to the Shareholder Meeting, (C) the Resale Registration Statement, and (D) such reports under the Securities Act, the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Primary Transaction Agreements and the Transactions, (ii) the filing of the Certificate of Designation and Certificate of Amendment with the Secretary of State of the State of Nevada, (iii) filings with The Nasdaq Capital Market, or other Approved Exchange on which shares of the Class A Common Stock are then listed for trading, (iv) such filings and approvals as may be required under any applicable state securities laws, (v) obtaining the Shareholder Approval, and (vi) any such consent, approval, authorization, designation, declaration or filing that the failure to obtain or make would not reasonably be expected to have, either individually or in the aggregate, a Ben Material Adverse Effect.

5.5 Litigation. Except as set forth in the SEC Reports (as defined in Section 5.9), there is no Action pending or, to such Ben Party’s knowledge, threatened against such Ben Party, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign.

5.6 Brokers. Such Ben Party has not incurred any obligations for any finder’s or broker’s fee or commission in connection with the Transactions which would be payable by any Person other than such Ben Party.

5.7 Compliance with Law. To such Ben Party’s knowledge, and subject to obtaining the Shareholder Approval and such other filings and consents contemplated by the Primary Transaction Agreements, the Transactions comply in all materials respects with all applicable laws, including the Kansas Technology-Enabled Fiduciary Financial Institutions Act. Assuming the accuracy of the representations and warranties of Seller in the Primary Transaction Agreements and the Participating Partners in the Investor Suitability Information provided to Ben NV, (a) the Transaction Securities will be issued in compliance with all applicable federal and state securities laws and (b) no registration under the Securities Act is required for the offer and sale of the Transaction Securities as contemplated by the Primary Transaction Agreements.

5.8 Capitalization. As of the date hereof, the authorized capital stock of Ben NV is as set forth in Schedule 5.8. Ben NV’s disclosure of its issued and outstanding capital stock in its SEC Reports containing such disclosure was accurate in all material respects as of the date indicated in such SEC Report. Except as set forth in Schedule 5.8, Ben NV has not issued any capital stock since its most recent SEC Report, other than pursuant to the exercise of stock options, restricted stock units or other awards under Ben NV’s stock or option plans, the issuance of shares of Common Stock to employees pursuant to Ben NV’s employee stock purchase plans and pursuant to the conversion or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed SEC Report under the Exchange Act. All of the issued and outstanding shares of capital stock of Ben NV have been duly authorized and validly issued, are fully paid and are non-assessable, and have been issued in compliance with all applicable federal and state securities laws. None of the issued and outstanding shares of Ben NV were issued in violation of any preemptive rights and, as of the Execution Date, and except as set forth in Schedule 5.8 and as disclosed in the SEC Reports, (a) no shares of Ben NV’s capital stock are subject to preemptive rights and (b) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Transaction Securities as described in the Primary Transaction Agreements. Ben NV has made available to Seller true and correct copies of its articles of incorporation and bylaws, each as amended to the Execution Date, and each as is in full force and effect.

5.9 SEC Reports; Financial Statements. Ben NV has filed all reports, schedules, forms, statements and other documents required to be filed by Ben NV under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 24 months preceding the date hereof (or such shorter period as Ben NV was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto, the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. None of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Ben NV included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Ben NV and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Except for comments received from the Commission in connection with the previous filings of registration statements under the Securities Act, true and correct copies of which have been provided by Ben NV to Seller, Ben NV has received no notices or correspondence from the Commission for the one year preceding the Execution Date, other than ordinary course comments to on-going disclosure obligations. To Ben NV’s knowledge and except as disclosed in the SEC Reports, the Commission has not commenced any enforcement proceedings against Ben NV or any of its Affiliates.

5.10 Absence of Certain Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as set forth in the SEC Reports, (a) there has been no event, occurrence or development that has had, or that could reasonably be expected to result in, a Ben Material Adverse Effect and (b) Ben NV has not incurred any Liabilities other than (i) Liabilities not required to be reflected in Ben NV’s financial statements pursuant to GAAP or disclosed in the SEC Reports or (ii) Liabilities incurred in the ordinary course of business consistent with past practice. Ben NV has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does Ben NV or any of its subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. Ben NV is financially solvent and is generally able to pay its debts as they become due. Except for the issuance of the Transaction Securities or as set forth in the SEC Reports, no event, liability, fact, circumstance, occurrence or development (including any fundamental transaction, change of control or similar event under any agreement (including any employment agreement)) has occurred or exists, or is reasonably expected to occur or exist, with respect to Ben NV or its business, properties, operations, assets or financial condition that, but for the passage of time, would be required to be disclosed by Ben NV under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one trading day prior to the date that this representation is made. Ben NV does not have pending before the Commission any request for confidential treatment of information.

5.11 Acknowledgment Regarding Seller’s Status. Ben NV acknowledges and agrees that Seller is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. Ben NV further acknowledges that none of Seller, its Affiliates and their respective Representatives is acting as a financial advisor or fiduciary of Ben NV (or in any similar capacity) with respect to the Transactions and any advice given by Seller, its Affiliates or any of their respective Representatives in connection with the Transactions is merely incidental to Seller’s participation in the Transaction. Ben NV further represents to Seller that each Ben Party’s decision to enter into the Primary Transaction Documents to which it is or will be a party has been based solely on the representations provided by Seller and its Affiliates in the Primary Transaction Documents and the independent evaluation by such Ben Party and its Representatives.

5.12 DTC Eligibility. Ben NV, through Continental Stock Transfer & Trust Company, currently participates in the DTC Fast Automated Securities Transfer (FAST) Program, and the Class A Common Stock can be transferred electronically to third parties via the DTC Fast Automated Securities Transfer (FAST) Program.

5.13 Listing and Maintenance Requirements. The Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Ben NV has taken no action designed to, or which to Ben NV’s knowledge is likely to have the effect of, terminating the registration of the Class A Common Stock pursuant to the Exchange Act, nor has Ben NV received any notification that the Commission is currently contemplating terminating such registration. Except as disclosed in the SEC Reports, Ben NV has not, in the twelve months preceding the date hereof, received any notice from any Person to the effect that Ben NV is not in compliance with the listing or maintenance requirements of The Nasdaq Capital Market. Except as disclosed in the SEC Reports, Ben NV is in compliance with all such listing and maintenance requirements.

5.14 No Market Manipulation. Ben NV has not, and to Ben NV’s knowledge, no Person acting on its behalf, has, (a) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Ben NV to facilitate the sale or resale of any of the Transaction Securities, (b) sold, bid for, purchased or paid any compensation for soliciting purchases of, any of the Transaction Securities or (c) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Ben NV in violation of Regulation M promulgated under the Exchange Act.

5.15 Accounting Controls and Disclosure Controls and Procedures. Ben NV and each of its subsidiaries, taken as a whole, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of Ben NV’s most recent audited fiscal year, there has been (A) no material weakness in Ben NV’s internal control over financial reporting (whether or not remediated) and (B) no change in Ben NV’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Ben NV’s internal control over financial reporting.

5.16 No Disqualification Events. With respect to the Transaction Securities, none of Ben NV, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Ben NV participating in the offering hereunder, any beneficial owner of 20% or more of Ben NV’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Ben NV in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Ben NV has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Seller a copy of any disclosures provided thereunder.

5.17 Non-Reliance. Each Ben Party is highly sophisticated and has on its own and through its Representatives conducted its own comprehensive investigation, due diligence, review and analysis regarding Seller, the Total Alternative Assets and the Transactions. To the knowledge of each Ben Party, it has been provided with full and complete access to the Representatives, properties, offices, facilities and books and records of Seller associated with the Total Alternative Assets and the Transactions and all other information (including the information necessary to determine whether to enter into the Primary Transaction Agreements) that it has requested in connection with its investigation of the Total Alternative Assets and the Transactions. Each Ben Party is not relying, has not relied and disclaims all reliance upon any statement, representation or warranty (whether oral, written, express or implied) made by Seller, the ffVC Funds, their Affiliates and their respective Representatives of any kind whatsoever, except as expressly set forth in the Primary Transaction Agreements and any schedules and certificates specifically identified therein. None of Seller, its Affiliates and their respective Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections, valuations or forecasts involving Total Alternative Assets or the Underlying Entities. Each Ben Party acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections, valuations and forecasts and that such Ben Party takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, valuations or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, valuations or forecasts). Each Ben Party acknowledges and agrees that, should the Closing occur, Buyer is acquiring the Purchased Alternative Assets without any representation or warranty as to the merchantability or fitness for any particular purpose of such assets, the nature or extent of any Liabilities, the prospects of the business of the Underlying Entities, or the effectiveness or the success of any business operations and on an “as is” and “where is” basis, except as expressly set forth in the Primary Transaction Agreements and any schedules and certificates specifically identified therein. The provisions of this Section 5.17, together with the limited exclusive remedies expressly provided in the Primary Transaction Agreements, were specifically bargained-for among the Parties in arriving at the consideration to be paid under the Primary Transaction Agreements.

5.18 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE BEN PARTIES THAT ARE EXPRESSLY SET FORTH IN THIS SECTION 5 AND IN THE EXCHANGE AGREEMENT (A) THE BEN PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, FUTURE PROSPECTS, FORWARD LOOKING STATEMENTS, VALUE OR QUALITY OF THE BUSINESS OF BEN NV AND ITS AFFILIATES, BEN NV AND ITS AFFILIATES OR THE ASSETS OF BEN NV AND ITS AFFILIATES OR ANY PART THEREOF; AND (B) THE BEN PARTIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND ANY REPRESENTATION OR WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICES.

6. Representations and Warranties of Seller. Seller hereby represents and warrants to the Ben Parties, as of the Execution Date and as of the Closing Date, except as set forth in the applicable Schedules delivered by Seller to the Ben Parties, as follows:

6.1 Organization. Each of Seller and Buyer (a) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, (b) has all requisite organizational power and authority to perform its obligations under the Primary Transaction Agreements, (c) all organizational action required to be taken by Seller and Buyer and their respective managers, board of directors, general partner, members, stockholders and limited partners, as applicable, to authorize each such Party to enter into the Primary Transaction Agreements and to perform its respective obligations hereunder and thereunder has been taken and (d) each Primary Transaction Agreement to which Seller and Buyer is a party has been duly executed and delivered by Seller and Buyer, as applicable, and assuming the due and valid execution of each Primary Transaction Agreement to which the Ben Parties are a party, constitutes the valid and binding obligation of Seller and Buyer, as applicable, enforceable against such Seller and Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally. When the Buyer LP Interests are issued and delivered to the Custody Trust upon contribution of the Offered Preferred Shares to Buyer, the Buyer LP Interests will be duly and validly issued, free and clear of any Liens, except for encumbrances, restrictions and limitations arising under the Buyer LPA and encumbrances, restrictions and limitations arising under applicable securities laws.

6.2 Title to Total Alternative Assets. Seller owns all right, title and interests (legal and beneficial) in and to the Total Alternative Assets, free and clear of all Liens, except for Permitted Liens.

6.3 No Conflicts. Neither the execution and delivery of the Primary Transaction Agreements, nor the performance or consummation of the Transactions, by each of Seller and Buyer will conflict with, require any consent or filing under, result in the breach of, constitute a default under or accelerate performance provided by the terms of: (a) any law, rule or regulation of any government or governmental or regulatory agency; (b) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which Seller or Buyer may be subject; (c) any contract, agreement, commitment or instrument to which Seller or Buyer is a party or to which the Total Alternative Assets are subject; or (d) Seller’s or Buyer’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing), other than in the case of clauses (a), (b) and (c), any such breach, default, acceleration or contravention that would not, individually or in the aggregate, have a Seller Material Adverse Effect. The execution and delivery of the Primary Transaction Agreements to which Seller or Buyer is a party by Seller or Buyer and the performance and consummation of the Transactions, do not require any registration, filing, qualification, consent or approval under any law, rule, regulation, judgment, order, writ, decree, permit or license to which Seller or Buyer may be subject. Neither the execution and delivery of the Primary Transaction Agreements to which Seller or Buyer is a party nor the performance or consummation of the Transactions by Seller or Buyer will result in the creation of any Lien (other than Permitted Liens) upon any of the Total Alternative Assets other than those authorized by Ben NV.

6.4 Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any third party is required on the part of either Seller or Buyer or any of their respective Affiliates with respect to their execution, delivery or performance of their respective obligations under the Primary Transaction Agreements and the consummation of the Transactions, except for any such consent, approval, authorization, designation, declaration or filing that the failure to obtain or make would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

6.5 Agreements and Commitments. Other than (a) the Underlying Entity Agreements (b) this Agreement, and (c) any documents referenced in the documents listed in the immediately preceding clauses (a) and (b), Seller has not entered into any other agreements with respect to the Total Alternative Assets that affect such Total Alternative Assets in any materially adverse manner. Seller is not in default, and, to Seller’s knowledge, there is not any reasonable basis for any valid claim of default against Seller, under the Underlying Entity Governing Documents. Prior to the Execution Date, Seller has delivered to BFF a true and complete copy of the Underlying Entity Governing Documents as in effect on the Execution Date.

6.6 Litigation. There is no Action pending or, to Seller’s knowledge, threatened against Seller or Buyer, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would question the validity of, or prevent the consummation of, the Transactions or materially and adversely affect the Total Alternative Assets. There is no Action by the Seller pending or threatened against any other Person or entity relating to the Total Alternative Assets or Seller’s right to transfer the Total Alternative Assets as contemplated under this Agreement. Seller has sufficient assets to satisfy Seller’s potential obligations in connection with any pending actions, suits, claims, or proceedings to which the Seller is party or involving the Total Alternative Assets.

6.7 Brokers. Seller has not, directly or indirectly, dealt with anyone acting in the capacity of a finder or broker, nor has Seller incurred any obligations for any finder’s or broker’s fee or commission, in connection with the Transactions, which would be payable by any person or entity other than Seller.

6.8 ERISA. Seller is not, or is not acting on behalf of, an employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code, or any “benefit plan investor” as defined in 29 CFR 2510.3-101(f)(2), as modified by Section 3(42) of ERISA.

6.9 Seller’s Knowledge. Seller has the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of its participation in the Transactions, and has carefully reviewed and understands the risks of, and other considerations relating to, its participation in the Transactions.

6.10 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER THAT ARE EXPRESSLY SET FORTH IN THIS SECTION 6 AND IN THE EXCHANGE AGREEMENT, (A) SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, FUTURE PROSPECTS, FORWARD LOOKING STATEMENTS, VALUE OR QUALITY OF THE TOTAL ALTERNATIVE ASSETS OR THE ASSETS OF THE UNDERLYING ENTITIES OR ANY PART THEREOF AND (B) SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND ANY REPRESENTATION OR WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7. Conditions to Closing.

7.1 Superseded Conditions. Sections 6 and 7 of the Subscription Terms attached as Exhibit A to the Exchange Agreement are hereby deleted in their entirety (collectively, the “Superseded Closing Conditions”). All references to the Superseded Closing Conditions contained in the Primary Transaction Agreements are hereby deemed to refer to this Section 7.

7.2 Ben Parties Conditions. The obligations of the Ben Parties to consummate the Transactions are subject to the following conditions to the extent not otherwise waived by Ben NV:

(a) the representations and warranties of Seller contained in the Primary Transaction Agreements shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except (i) those representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of that specified date, and (i), for purposes of this condition, the term SEC Reports shall include such filings with the Commission following the Execution Date and through the Closing Date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, a material adverse effect on the Total Alternative Assets or Seller’s and Buyer’s ability to consummate the Transactions and perform their respective obligations under the Primary Transaction Agreements;

(b) Seller and Buyer shall have performed and complied in all material respects with all obligations and agreements required pursuant to the Primary Transaction Agreements to be performed or complied with by Seller and Buyer, as applicable, on or prior to the Closing Date;

(c) 100% of the Buyer LP Interests shall have been issued to the Custody Trust;

(d) a special meeting of the shareholders of Ben NV shall have been held at which shareholder approval of (i) an increase in the number of authorized shares of Class A Common Stock and the filing of the Certificate of Amendment with the Secretary of State of the State of Nevada shall have been obtained, and (ii) the issuance of the maximum number of shares of Class A Common Stock issuable upon conversion of the Offered Preferred Shares shall have been obtained for purposes of Nasdaq Listing Rule 5635, or other comparable rule of any Approved Exchange on which shares of the Class A Common Stock are then listed for trading;

(e) there shall not be in force or effect any law or governmental order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting or making illegal the consummation of the Transactions;

(f) there shall not exist or have occurred since the Execution Date any material adverse effect on the Total Alternative Assets, either individually or taken as a whole, or the ability of Seller or Buyer to consummate the Transactions and perform their respective obligations under the Primary Transaction Agreements;

(g) the obligations of the Ben Parties to consummate the Other ffVC Transactions shall have been satisfied or waived in accordance with the terms of the Other ffVC Purchase Agreements and the Other ffVC Transactions shall have closed concurrently with the Closing; and

(h) Ben NV shall have received from Seller the deliverables described in Section 4.2.

7.3 Seller and Buyer Conditions. The obligations of Seller and Buyer to consummate the Transactions are subject to the following conditions to the extent not otherwise waived by Seller:

(a) the representations and warranties of the Ben Parties contained in the Primary Transaction Agreements shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, a Ben Material Adverse Effect;

(b) the Ben Parties shall have performed and complied in all material respects with all obligations and agreements required pursuant to the Primary Transaction Agreements to be performed or complied with by the Ben Parties on or prior to the Closing Date;

(c) Ben NV shall have filed a Listing of Additional Shares Notification Form with Nasdaq with respect to the Offered Preferred Stock and the shares of Class A Common Stock deliverable upon conversion thereof;

(d) Beneficient Holdings Inc., Hicks Holdings Operating, LLC and Bruce W. Schnitzer (the “Controlling Stockholders”) shall have performed and complied in all material respects with all obligations and agreements required pursuant to that certain Voting Agreement dated the Execution Date among the Controlling Stockholders and Seller to be performed or complied with by the Controlling Stockholders on or prior to the Closing Date.

(e) a special meeting of the shareholders of Ben NV shall have been held at which shareholder approval of (i) an increase in the number of authorized shares of Class A Common Stock and the filing of the Certificate of Amendment with the Secretary of State of the State of Nevada shall have been obtained, and (ii) the issuance of the maximum number of shares of Class A Common Stock issuable upon conversion of the Offered Preferred Shares shall have been obtained for purposes of Nasdaq Listing Rule 5635, or other comparable rule of any Approved Exchange on which shares of the Class A Common Stock are then listed for trading;

(f) there shall not exist or have occurred since the Execution Date any Ben Material Adverse Effect;

(g) there shall not be in force or effect any law or governmental order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting or making illegal the consummation of the Transactions;

(h) the Class A Common Stock shall be designated for quotation or listing on any Approved Exchange and shall not have been suspended, as of the Closing Date, by the Commission or any Approved Exchange from trading on any Approved Exchange;

(i) the obligations of each of the ffVC Funds (other than Seller) to consummate the Other ffVC Transactions shall have been satisfied or waived in accordance with the terms of the Other ffVC Purchase Agreements and the Other ffVC Transactions shall have closed concurrently with the Closing; and

(j) Seller shall have received from the Ben Parties the deliverables and payment described in Section 4.3.

8. Termination.

8.1 Termination Events. This Agreement, the other Primary Transaction Agreements and the “Primary Transaction Agreements” (as defined in the Other ffVC Purchase Agreements), collectively and not individually, may be terminated as follows:

(a) upon written notice from either BFF or Seller to the other on or after September 30, 2024 (the “End Date”) if Closing has not occurred; provided, however, that no Party shall be entitled to terminate pursuant to this Section 8.1 if such Party’s breach of any Primary Transaction Agreement has substantially contributed to the failure of, or has prevented, the consummation of the Transactions or the Other ffVC Transactions to occur by the End Date;

(b) by mutual written consent of the Ben Parties and Seller;

(c) by Ben NV (so long as no Ben Party is then in material breach of any of its representations, warranties, covenants or agreements contained in the Primary Transaction Agreements), if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in any Primary Transaction Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 20 days following receipt by Seller of reasonably detailed written notice of such breach from Ben NV; and

(d) by Seller (so long as neither Seller nor Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in the Primary Transaction Agreements), if any Ben Party shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in any Primary Transaction Agreement, or if any material representation or warranty of any Ben Party shall have become untrue, in either case such that the conditions set forth in Section 7.3 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 20 days following receipt by the Ben Parties of notice of such breach from Seller.

8.2 Effect of Termination. Each Party’s rights of termination under Section 8.1 are in addition to any other rights it may have under the Primary Transaction Agreements or otherwise, and the exercise of such rights of termination is not an election of remedies. If the Primary Transaction Agreements are terminated pursuant to Section 8.1, the Primary Transaction Agreements and all rights and obligations of the Parties under the Primary Transaction Agreements automatically end without Liability against any Party or its Affiliates, except that (a) Sections 5.1 (Organization), 5.2 (Authorization), 5.6 (Brokers), 6.1 (Organization), 6.7 (Brokers), 9.20 (Expenses), 10.1 (Public Announcement), 12 (Indemnification), 14 (Transaction Expenses) and 15 (Miscellaneous) (except for Section 15.11 (Incorporation by Reference) to the extent it incorporates Section 17 of Exhibit A to the Exchange Agreement) and this Section 8.2 will remain in full force and survive any termination of the Primary Transaction Agreements and (b) if the Primary Transaction Agreements are terminated by a Party because of the breach of the Primary Transaction Agreements by any other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of such other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

9. AltAccess Exchange Agreement Amendments, Waivers and Acknowledgements. The Exchange Agreement is hereby amended and supplemented, and specified provisions thereof are hereby waived and clarified, as set forth in this Section 9.

9.1 ExAlt Plan Program Agreement.

(a) The second bullet on the first page of the Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“Review the Alternative Asset Purchase Agreement provided to you under separate cover.”

(b) The fourth sentence under the heading “ExchangeTrust™ Preferred Shares Offering” is deleted in its entirety and replaced with the following:

“Your rights and obligations in connection with the transactions contemplated hereunder will also be subject to the terms and conditions of certain ExAlt Plan participation documents which consists of the Alternative Asset Purchase Agreement of even date herewith among Beneficient, Investor and certain other parties (the “Purchase Agreement”).”

(c) All references to the “ExAlt Plan Program Agreement” in the Exchange Agreement are hereby deemed to refer to the Purchase Agreement.

9.2 Trust Agreement.

(a) The final sentence in the initial paragraph under the heading “ExchangeTrust™ Preferred Shares Offering” is hereby deleted in its entirety and replaced with the following:

“Terms used but not otherwise defined in this Exchange Agreement have the meanings given to such terms in the Form 10-K, the Form 10-Q, or the Purchase Agreement, as applicable.”

(b) The first sentence under the heading “Exhibit A Subscription Terms” on Exhibit A is deleted in its entirety and replaced with the following:

“Terms used but not otherwise defined herein shall have the meanings given to such terms in the Form 10-K, the Form 10-Q, or the Purchase Agreement, as applicable.”

(c) The final sentence in Section 2.20 of Exhibit A is hereby amended by deleting the words “the Trust Agreement,”.

(d) Clause (a) in the Verification of Managing Dealer is amended by deleting the words “Trust Agreement,”.

9.3 Alternative Investment Vehicles. The second sentence of the first paragraph under the heading “Alternative Assets,” which begins with the words “For the avoidance of doubt…”, is hereby deleted in its entirety.

9.4 Offering Overview. The first paragraph under the heading “Offering Overview” through [Terms to Come]” is deleted in its entirety and replaced with the following:

“The Company is offering to sell and issue to you (an “Investor”) that number of its Preferred Shares (the “Offered Preferred Shares”), at a stated price per share of $10.00 (the “Stated Value”), as determined in accordance with the provisions of Section 3.2 of the Purchase Agreement. The Offered Preferred Shares shall have an initial conversion price of $0.1313 per share (subject to adjustment in the event the Company combines or consolidates (by reverse stock split) the number of outstanding shares of Comon Stock into a smaller number of shares of Common Stock between the Execution Date and the Closing Date (as such terms are defined in the Purchase Agreement)) and terms and provisions consistent in all material respects with the terms described in the Term Sheet (as defined in the Purchase Agreement) and otherwise set forth in the Certificate of Designation (as defined in the Purchase Agreement).”

9.5 VWAP. The final sentence in the paragraph immediately prior to the heading “Net Asset Value,” which begins with the words “”VWAP” means . . .” is hereby deleted in its entirety.

9.6 Registration Rights.

(a) All references to “Investor” in the section entitled “Registration Rights” and in Section 5 of Exhibit A are hereby deemed to refer to the Participating Partners.

(b) The first sentence in the section entitled “Registration Rights” is hereby amended by (i) deleting the words “within thirty (30) calendar days” and replacing them with “within sixty (60) calendar days” and (ii) deleting the words “no later than the sixtieth (60th)” and replacing them with “no later than the ninetieth (90th).”

9.7 Settlement. The section entitled “Settlement” is hereby deleted in its entirety and replaced with the word “[Intentionally Omitted].”

9.8 Required Documents. The paragraph immediately following the heading “Required Information” is hereby deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

9.9 Entire Agreement. The following paragraph is hereby deleted in its entirety:

“This Exchange Agreement, together with all exhibits and annexes hereto and any confidentiality agreement between Seller and the Company, constitute the entire agreement between the Parties with respect to the Offering and supersede all prior oral or written agreements and understandings, if any, relating to the subject matter hereof.”

9.10 Confidentiality. The penultimate paragraph under the heading “Miscellaneous Terms” is hereby deleted in its entirety and replaced with the following:

“Each Party shall (a) keep the terms of the Primary Transaction Agreements (as defined in the Purchase Agreement) and the transactions contemplated hereunder and thereunder and any other materials provided by either party to the other in connection therewith strictly confidential and (b) not disclose such information to any third party (other than its advisers who have a duty to maintain such information in confidence) or otherwise use such information for any purpose other than the consummation of the contemplated transactions in accordance with the Primary Transaction Agreements, except with the specific prior written consent of the other Parties; provided, however, that (i) any Party (and any employee, representative or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the contemplated transactions and any related tax strategies and (ii) nothing herein will restrict a Party’s disclosure to the extent required by applicable law or stock exchange listing standard.”

9.11 Closing. Section 1.1 of Exhibit A is hereby amended by inserting the words “and the other Primary Transaction Agreements” after the words “Exchange Agreement” and before the words “(the “Closing”)”.

9.12 Seller Obligation. Section 1.2 of Exhibit A is hereby deleted in its entirety and replaced with the following:

“1.2

Subject to the terms and conditions of the Exchange Agreement (which expressly includes this Exhibit A) and the other Primary Transaction Agreement, including the conditions set forth in Section 7 of the Purchase Agreement, the Seller irrevocably agrees to acquire the Offered Preferred Shares in exchange for the Seller’s sale of the Alternative Assets to [Buyer].”

9.13 Delivery of Shares to Investor. Section 1.5 of Exhibit A is hereby amended by deleting the words “Transfer Agent” and replacing them with “Company’s transfer agent.”

9.14 Representations, Warranties and Agreements of the Parties. The Parties acknowledge and agree that, except as set forth in this Section 9, the representations and warranties provided by Seller, as “Investor,” and Ben NV, as the “Company,” in the Exchange Agreement are in addition to the representations and warranties of contained in Sections 5 and 6 of this Agreement. To the extent there is a conflict between the representations and warranties contained in the Exchange Agreement and this Agreement, such agreements shall be read in concert and construed in such a way as to give maximum effect to all such representations and warranties.

9.15 Seller Reliance. Section 2.1 of Exhibit A is hereby amended by:

(a) inserting the words “and the Primary Transaction Agreements” immediately after the words “relied solely upon the Investment Documents” and before the words “and any independent investigation” and also immediately after the words “expressly set forth in the Investment Documents” and before the words “and the Seller acknowledges”; and

(b) inserting the words “AND THE PRIMARY TRANSACTION AGREEMENTS” immediately after the words “OTHERWISE EXPLICITLY SET FORTH IN THE INVESTMENT DOCUMENTS” and before “).”.

Section 2.1 of Exhibit A is hereby further amended by replacing the words “SECTION 3” with the words “SECTION 4”.

9.16 True, Correct and Complete Information. Section 2.10 of Exhibit A is hereby deleted in its entirety and replaced with the following.

“1.1

All information that the Investor has provided to the Offering Parties in response to Annex B-Investor Information concerning or relating to the Investor, the Investor’s status, financial position and knowledge and experience in financial, tax and business matters, or, in the case of an Investor that is an entity, the knowledge and experience in financial, tax and business matters of the person making the investment decision on behalf of such entity, is true, correct and complete in all material respects on and as of the date set forth on the signature page to this Exchange Agreement.”

9.17 Disclosure to Limited Partners. Section 2.28 of Exhibit A is hereby amended by inserting the following immediately after such Section:

“Nothing in this Section 2.28 shall restrict any disclosures made in accordance with Section 11.1 of the Purchase Agreement.”

9.18 Representations and Warranties of the Company. Each of Sections 4.1, 4.3, 4.4, 4.6, 4.7, 4.8, 4.9 and 4.10 are deleted in their entirety and replaced with the words “[Intentionally Omitted].”

9.19 Encumbrances on Preferred Shares. Section 4.5 of Exhibit A is hereby amended by inserting “, encumbrances” immediately after the word “liens” and before the words “and restrictions”.

9.20 Expenses. Section 13 of Exhibit A is hereby deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

10. Other Covenants.

10.1 Public Announcements. Any public announcement or similar publicity with respect to the Primary Transaction Agreements or the Transactions will be issued at such time and in such manner as the Parties may agree; provided that this Section 10.1 shall not restrict any disclosure by the Ben Parties as required by law or stock exchange listing standard; provided further that the Parties shall cooperate as to the timing and contents of any initial disclosure on Form 8-K or press release concerning the execution of the Primary Transaction Agreements and closing of the Transactions.

10.2 ffVC Limited Partner Participation; Purchased Alternative Assets.

(a) Promptly (and in any event within 45 days) after the Execution Date, the general partner of Seller (the “Seller GP”) will (i) provide reasonably detailed written disclosures relating to the Transactions to the limited partners of Seller (the “Limited Partners”) and any limited partner advisory committee or equivalent body of Seller, (ii) propose any amendments to the ffVC Funds operating agreements, to the extent applicable, and (iii) solicit each Limited Partner’s approval of and participation in the Transactions, in each case in accordance with the limited partnership agreement of Seller and applicable law (such Seller GP communications, collectively, the “Consent Solicitation”). Seller shall provide Ben NV drafts of the Consent Solicitation, including the final version thereof, and provide Ben NV a reasonable opportunity to review and provide comments to the Consent Solicitation before delivery to the Limited Partners; provided, however, that Ben NV shall not unreasonably delay any such distribution to the Limited Partners. Each Limited Partner will have up to 20 business days after the delivery of the Consent Solicitation to submit a written response to the Consent Solicitation to the Seller GP (“LP Consent”) indicating whether such Limited Partner has elected (which election shall be irrevocable) to participate in the Transactions, including all agreements and instruments required to be executed by such Limited Partner in connection therewith in accordance with the Primary Transaction Agreements. Any Limited Partner who or which so elects to participate in the Transactions will be deemed to participate with respect to 100% of such Limited Partner’s interest in Seller. If any Limited Partner fails for any reason to timely deliver his, her or its duly completed and signed LP Consent, then, unless otherwise determined by Seller and Ben NV in their respective sole discretion, such Limited Partner shall be deemed not to have approved or elected to participate in the Transactions.

(b) After the Seller GP has completed the solicitation process and determined which, and to what extent, Limited Partners will participate in the Transactions in accordance with Section 10.2(a), Seller will provide a written certificate, duly executed by Seller, to the Ben Parties (the “Election Notice”) indicating (i) the name of each Limited Partner who or which approved and elected to participate in the Transactions by delivering a duly completed and signed LP Consent (each, an “Electing Partner”), (ii) the percentage of aggregate capital commitments of Seller held by each Electing Partner, (iii) the percentage of aggregate capital commitments of Seller held by all Electing Partners (the “Fund Election Percentage”) and (iv) a calculation of the Fund Election Percentage applicable to each Applicable Asset.

(c) After receipt by the Ben Parties of the Election Notice, Seller and Ben NV shall cooperate to obtain duly completed and signed Subscription Agreements and investor suitability questionnaires and related materials from each Electing Partner prior to Closing in form and substance reasonably acceptable to Seller and Ben NV, including sufficient information and documentation for Ben NV to verify each Electing Partner’s accredited investor status for purposes of Rule 506(c) promulgated under the Securities Act (collectively, “Investor Suitability Information”). Notwithstanding anything to the contrary contained in any other Primary Transaction Agreement, none of Seller and the Electing Partners will be required to provide information with respect to Seller’s or such Electing Partner’s qualification, and shall not be required to qualify, as a “qualified institutional buyer” under Rule 144A promulgated under the Securities Act or as an “institutional account” as defined by FINRA Rule 4512(c), and any representations, warranties, covenants or agreements contained in any Primary Transaction Agreement or in any certificate, instrument or other document delivered thereunder shall be of no force or effect. Based on the Investor Suitability Information (and after providing Electing Partners reasonable opportunities to supplement, clarify or cure any defects in their LP Consents), Ben NV shall determine in its reasonable discretion which Electing Partners are qualified to participate in the Transactions under the Securities Act and shall deliver written notice of its determinations to Seller. Each such qualified Electing Partner will be a “Participating Partner” for purposes of this Agreement, and the percentage of aggregate capital commitments of Seller held by all Participating Partners will be the “Participation Percentage” for purposes of this Agreement.

(d) Upon any distribution by Seller to the Participating Partners pursuant to Section 10.2(e) below, each Participating Partner shall be entitled to receive a number of Offered Preferred Shares (each Participating Partner’s, “Share Allocation”) in respect of such Participating Partner’s interests in Seller determined through application of the following formula:

NOPS	=	(PPEP * FPP * CNAV) / SV, where:

CNAV	=	Closing NAV;

FPP	=	the Participation Percentage;

NOPS	=	number of Offered Preferred Shares to be received by such Participating Partner with respect to such Participating Partner’s interest in Seller;

PPEP	=	the percentage of such Participating Partner’s capital commitment to Seller relative to the aggregate capital commitments to Seller of all Participating Partners; and

SV	=	$10.00 (the stated value per Offered Preferred Share).

(e) After Closing, Seller shall retain legal and, together with the Seller GP and the legal and beneficial owners of the Seller GP, exclusive beneficial ownership of the Offered Preferred Shares for so long as necessary to comply with applicable federal and state securities laws, subject to Seller’s rights under Section 13. To the extent permissible under federal and state securities laws, Seller shall distribute each Participating Partner’s Share Allocation directly to such Participating Partner and the Seller GP in accordance with the limited partnership agreement of Seller, subject to such terms and conditions as Seller and Seller GP may determine. Seller shall provide reasonably detailed, prompt written notice to Ben NV of each material action taken by Seller, the Seller GP and, to Seller’s knowledge, each Participating Partner in connection with the foregoing.

(f) Notwithstanding anything to the contrary contained in any Primary Transaction Agreement:

(i) all references to “Alternative Assets” in the Primary Transaction Agreements refer to the Purchased Alternative Assets; and

(ii) none of Seller and its Affiliates shall have any obligation to assign, transfer, sell, contribute or otherwise convey to either Ben Party or any other Person at any time all or any part of its rights, title or interest in or to any investments, securities or other assets to the extent they do not constitute Purchased Alternative Assets pursuant to the preceding clause (i).

10.3 Record Ownership. As soon as practicable after the Closing (and in any event within 10 days), Ben NV will deliver to Buyer a copy of the records of Ben NV’s transfer agent showing Seller as the owner of the Offered Preferred Shares as of the Closing Date.

10.4 Ben NV Obligations. Subject to the receipt of Shareholder Approval, Ben NV shall, prior to or contemporaneously with Closing, (a) issue the Offered Preferred Shares to the Custody Trust, and (b) cause the Custody Trust to contribute the Offered Preferred Shares to the Buyer in exchange for the Buyer LP Interests.

11. Ben NV Shareholder Approval. Ben NV shall provide each shareholder entitled to vote at a special meeting of shareholders of Ben NV (the “Shareholder Meeting”), a proxy statement, in form and substance reasonably satisfactory to Seller, soliciting each such shareholder’s affirmative vote at the Shareholder Meeting, and Ben NV shall use its commercially reasonable efforts to solicit such Shareholder Approval and to cause the board of directors of Ben NV to recommend to the shareholders that they provide such Shareholder Approval. Ben NV shall provide Seller drafts of the preliminary and definitive proxy statement and provide Seller a reasonable opportunity to review and provide comments to the preliminary and definitive proxy statement before filing with the Commission; provided, however, that Seller shall not unreasonably delay any such filing. Ben NV shall file a preliminary proxy statement with the Commission within 15 days following the later of (a) receipt of the Investor Suitability Information from each Electing Partner and the determination of the Participating Partners and (b) the date which is ten (10) days following the conclusion of the special shareholder meeting to be held by Ben NV to consider proposals for the approval of a reverse stock split of Ben NV’s Common Stock. Ben NV shall use commercially reasonable efforts to (a) promptly respond to any comments from the Commission, and (b) hold the Shareholder Meeting within 120 days following the filing of the preliminary proxy statement with the Commission.

12. Indemnification.

12.1 Indemnification by the Ben Parties. The Ben Parties shall jointly and severally indemnify, defend, and hold harmless Seller, its Affiliates (including parent and subsidiary entities) and their respective Representatives, partners, members, stockholders, trustees, and beneficiaries (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such indemnified Person (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the Representatives, partners, members, stockholders, trustees, beneficiaries, successors, assignors and assignees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling Person, from and against all losses, Liabilities, claims, damages, costs, taxes, fees and expenses whatsoever (including reasonable attorneys’ fees and any and all expenses incurred in investigating, preparing or defending against any Action commenced or threatened, as incurred) (“Losses”) based upon or arising out of any of the following: (i) either Ben Party’s breach of any provision contained in any Primary Transaction Agreement or (ii) (A) any untrue statement or alleged untrue statement of a material fact contained in any Consent Solicitation, or (B) an omission or alleged omission to state in any Consent Solicitation a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Ben Parties expressly for use in any Consent Solicitation, except to the extent such information has been corrected in a subsequent writing prior to the delivery of an Election Notice by the Person asserting the claim.

12.2 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless the Ben Parties, their Affiliates (including parent and subsidiary entities) and their respective Representatives, partners, members, stockholders, trustees, beneficiaries, successors, assignors and assignees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such indemnified Person (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the Representatives, partners, members, stockholders, trustees, beneficiaries, successors, assignors and assignees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling Person, from and against all Losses based upon or arising out of any of the following: (i) Seller’s breach of any provision contained in any Primary Transaction Agreement, (ii) the characterization of any payments pursuant to Section 3.3 as other than adjustments to the Purchase Price, or (iii) (A) any untrue statement or alleged untrue statement of a material fact contained in any Consent Solicitation, (B) an omission or alleged omission to state in any Consent Solicitation a material fact required to be stated therein or necessary to make the statements therein not misleading, or (C) any violation or alleged violation of the Seller (or any of its Affiliates or its or their Representatives) of the Securities Act, Exchange Act, any state securities laws or any rule or regulation promulgated thereunder with respect to any Consent Solicitation; provided that the indemnity contained in this clause (iii) shall not apply to Losses to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Ben Parties expressly for use in such Consent Solicitation, except to the extent such information has been corrected in a subsequent writing prior to the delivery of an Election Notice by the Person asserting the claim.

12.3 Indemnification Procedures. Promptly after receipt by any Person entitled to indemnification under this Section 12 (an “Indemnified Party”) of notice of any pending or threatened Action for which indemnification may be sought hereunder, such Indemnified Party will, if a claim in respect thereof is to be made against the Ben Parties under Section 12.1 or against Seller under Section 12.2 (as applicable, the “Indemnifying Party”), notify the Indemnifying Party promptly in writing of the commencement thereof; but the omission so to notify the Indemnifying Party will not relieve it or them from any liability which they may have to any Indemnified Party under this Section 12, except to the extent the Indemnifying Party is actually prejudiced by such omission. In case any such Action is brought against any Indemnified Party, and he, she or it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and to the extent that it or they may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, if the defendants in any such Action include both the Indemnified Party and the Indemnifying Party and either (i) the Indemnifying Party and the Indemnified Parties mutually agree or (ii) representation of both the Indemnifying Party and the Indemnified Party or parties by the same counsel is inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, the Indemnified Party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such Action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its or their election so to assume the defense of such Action and approval by the Indemnified Party of counsel, such approval not to be unreasonably withheld, the Indemnifying Party will not be liable to such Indemnified Party under this Section 12 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (A) the Indemnified Party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel in such circumstance), (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the Action, or (C) the Indemnifying Party have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. The Indemnifying Party shall not (y) without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any Action in respect of which indemnification may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such Action) unless such settlement, compromise or consent requires only the payment of money damages, does not subject the Indemnified Parties to any continuing obligation or require any admission of criminal or civil responsibility, and includes an unconditional release of each Indemnified Party from all liability arising out of such Action, or (z) so long as the Indemnifying Party has complied with the requirements of this Section 12, be liable for any settlement of any such Action effected without their written consent (which consent shall not be unreasonably withheld), but if settled with the Indemnifying Party’s written consent or if there be a final judgment of the plaintiff in any such Action, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any Loss by reason of such settlement or judgment.

12.4 Limitations on Indemnification.

(a) No Indemnifying Party will be liable for indemnification as a result of any inaccuracy in or breach of any representation or warranty of such Indemnifying Party contained in any Primary Transaction Agreement unless and until the aggregate Losses for which such Party, together with its Affiliates who or which are, or could be based on the applicable provisions of the Primary Transaction Agreements, Indemnifying Parties, would otherwise be liable under the Primary Transaction Agreements exceed $250,000 in the aggregate (at which point such Indemnifying Party shall be liable only for Losses in excess of that sum). The aggregate total amount in respect of which an Indemnifying Party (or group of affiliated Indemnifying Parties) will be liable to indemnify and hold harmless Indemnified Parties as a result of any inaccuracy in or breach of any representation or warranty of such Indemnifying Party contained in any Primary Transaction Agreement or in any certificate, instrument or other document delivered by or on behalf of such Indemnifying Party pursuant to the Primary Transaction Agreements will not exceed 20% of the Closing NAV; provided, however, that the foregoing limitations do not apply to claims under (i) Sections 5.1 (Organization), 5.2 (Authorization), 5.6 (Brokers), 6.1 (Organization), 6.2 (Title to Alternative Assets) and 6.7 (Brokers) of this Agreement and (ii) Section 2.9 (Authorization) of Exhibit A to the Exchange Agreement.

(b) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or special damages, other than punitive or special damages required to be paid by an Indemnified Party to a third party.

(c) Nothing in this Section 12 or in any Primary Transaction Agreement will limit the liability of any Person to another Person for fraud, willful misconduct or intentional misstatements.

(d) Other than with respect to tax matters, each Indemnified Party shall exercise, and cause its Affiliates to exercise, commercially reasonable efforts to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to a right of indemnification hereunder, including exercising commercially reasonable efforts to limit remediation costs.

(e) In calculating the amounts otherwise payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of payments and tax benefits actually recovered by the Indemnified Party under any insurance policy or other contract with respect to such Losses (net of reasonable collection costs and increases in premiums and retro-premiums to the extent caused by the Losses paid).

(f) Each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, willful misconduct or intentional misrepresentation) arising out of or related to any breach of any representation, warranty, covenant, agreement or obligation set forth in any Primary Transaction Agreement shall be pursuant to the indemnification provisions set forth in the Primary Transaction Agreements, subject in each case, to the limitations on liability in this Section 12. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in any Primary Transaction Agreement or otherwise relating to the subject matter of the Primary Transaction Agreements it may have against any other party, except pursuant to the indemnification provisions set forth in the Primary Transaction Agreements. Nothing in this Section 12.4(f) shall limit any Party’s right to seek and obtain any equitable relief to which such Party may be entitled pursuant to any provision of the Primary Transaction Agreements or to seek any remedy on account of any fraud, willful misconduct or intentional misstatements.

13. Delisting Events.

13.1 General. If, at any time beginning on the earlier of (i) 180 days after the Closing Date and (ii) the date on which the Resale Registration Statement is declared effective, for any duration or reason, the Class A Common Stock (A) ceases to be designated for quotation or listing on an Approved Exchange, (B) is suspended from trading on an Approved Exchange, (C) ceases to be registered pursuant to Section 12(b) of the Exchange Act or (D) otherwise is not freely tradable on an Approved Exchange, subject to volume limitations under Rule 144(e) promulgated under the Securities Act (a “Delisting Event” and the period thereafter until the sixth trading day after all conditions specified in the preceding clauses (A) through (D) shall have terminated, the “Delisting Period”), (1) prior to the distribution of the Offered Preferred Shares pursuant to Section 10.02(e), Seller, solely at the direction of any Participating Partner on whose behalf Seller holds Offered Preferred Shares that were issued in connection with the Transactions, and (2) after the distribution of the Offered Preferred Shares pursuant to Section 10.02(e), each Participating Partner that holds Offered Preferred Shares that were issued in connection with the Transactions (as applicable, the “Exercising Holder”) shall have the right and option (the “Put Option”), exercisable in such Exercising Holder’s sole discretion, to cause Buyer to purchase, and Buyer shall purchase, all or any number of Offered Preferred Shares then held by, or on behalf of, such Exercising Holder in accordance with this Section 13 and the then-effective Buyer LPA.

13.2 Notice. To exercise the Put Option, an Exercising Holder must deliver an executed written notice of election to Seller, if applicable, and to the ffVC GP and to Ben NV during a Delisting Period specifying the number of Offered Preferred Shares held by, or on behalf of, such Exercising Holder to be sold to Buyer in connection with such exercise and otherwise in a form to be agreed upon by the ffVC GP and Ben NV and provided to Participating Partners that hold Preferred Shares as promptly as practicable after the Closing Date (an “Exercise Notice”).

13.3 Option Exercise. On or prior to the last day of every calendar month immediately following any calendar month in which one or more days fell within a Put Period (such preceding month, a “Put Exercise Month”), the ffVC GP shall calculate the total number of Offered Preferred Shares subject to duly exercised Put Options but not termination or rescission in accordance with Section 13.5 (an “Exercise Termination”) prior to the end of the subject Put Exercise Month (“Monthly Put Shares”). The ffVC GP shall then cause Buyer to purchase a number of Monthly Put Shares (rounded down to the nearest share) from Exercising Holders (or the Seller, on behalf of such Exercising Holders) whose Offered Preferred Shares are included in the Monthly Put Shares (“Participating Exercising Holders”) equal to the lesser of (A) the Cash Available for Repurchase divided by $10.00 and (B) the Monthly Put Shares (such number of shares, the “Monthly Repurchased Shares”). Each Participating Exercising Holder (or the Seller, on behalf of such Exercising Holder) shall then sell a number of such Participating Exercising Holder’s Monthly Put Shares to Buyer at a price per share of $10.00, rounded down to the nearest share, based on the ratio of Monthly Repurchased Shares for the applicable Put Exercise Month to the Monthly Put Shares for such month. Any Monthly Put Shares not so purchased (“Carried Over Shares”) shall be carried over into the next Put Exercise Month. The sale of Monthly Repurchased Shares in accordance with the foregoing shall be pursuant to such reasonable and customary documentation as may be required by the ffVC GP. During any Delisting Period, Cash Available for Repurchase shall be used exclusively, first, to repurchase Monthly Put Shares and, thereafter, as additional Earnout Payments.

13.4 Reporting. For so long as any Offered Preferred Shares remain outstanding, Ben NV shall maintain a register of the record holders of Offered Preferred Shares and, prior to the distribution of the Offered Preferred Shares pursuant to Section 10.02(e), the Participating Partner on whose behalf Offered Preferred Shares are held by Seller (“Registered Holders”), including each such holder’s notice address, and, no later than the 15th day of each calendar month, provide to the ffVC GP a copy of such register that is true, correct and complete as of the last day of the immediately preceding calendar month. Beginning with the calendar month immediately following the first Put Exercise Month and ending upon expiration of the applicable Put Period, the ffVC GP shall prepare and deliver to each Registered Holder and Ben NV a monthly report summarizing the Monthly Put Shares, Participating Exercising Holders, Monthly Repurchased Shares and Carried Over Shares, in each case for the immediately preceding calendar month. Any Exercising Holder who or which has exercised the Put Right with respect to any Offered Preferred Shares that are not subject to an Exercise Termination shall deliver written notice to the ffVC GP simultaneously with any exercise of such Exercising Holder’s exercise of conversion rights with respect to such Offered Preferred Shares.

13.5 Termination and Rescission. Notwithstanding anything herein to the contrary:

(a) Except solely during a Delisting Period, no holder of Offered Preferred Shares will have any Put Option, no Put Option may be exercised, the ffVC GP will have no obligations under Section 13.3 and Section 13.4 and no Offered Preferred Shares shall be purchased by Buyer pursuant to this Section 13, and each Put Option exercise will automatically, unconditionally and without any action required by any Person be rescinded and canceled upon cessation of a Delisting Period.

(b) Each Exercising Holder shall have the right to rescind, in whole or in part, his, her or its exercise of the Put Option by delivery of written notice (a “Rescission Notice”) to Seller, as applicable, and the ffVC GP and Ben NV, specifying the number of Offered Preferred Shares as to which such Exercising Holder wishes to rescind such exercise (such shares, the “Withdrawn Shares”). Any such Rescission Notice shall be effective with respect to the calendar month in which it is received by ffVC GP and will be reflected in the calculations of the ffVC GP under Section 13.3 in the calendar month immediately succeeding month. Withdrawn Shares will not be included in the calculations of Monthly Put Shares, Monthly Repurchased Shares or Carried Over Shares. Any Offered Preferred Shares that are subject to a Put Option exercise and converted into Class A Common Stock will, upon the applicable Exercising Holder’s written election to convert such shares into Class A Common Stock, automatically, unconditionally and without any action required by any Person be deemed Withdrawn Shares.

13.6 Transfers of Offered Preferred Shares. Any assignment, conveyance, encumbrance, hypothecation or other transfer (“Transfer”) of all or any portion of the right, title or interest in or to any Offered Preferred Shares shall be subject to the articles of incorporation (including the Certificate of Designation for the Offered Preferred Shares) and bylaws of Ben NV and any applicable provisions of the Primary Transaction Agreements but shall not be prohibited or restricted in any way by this Section 13. All rights and obligations of an Exercising Holder under this Section 13 shall Transfer on a per-share basis automatically along with any permitted Transfer of Offered Preferred Shares; provided, however, that ffVC GP and Buyer shall have no liability of any kind for actions taken or omitted to be taken vis-à-vis a holder of Offered Preferred Shares under this Section 13 if such action or omission was consistent with the most recent register of Registered Holders provided by Ben NV to the ffVC GP in accordance with Section 13.4.

13.7 Cancellation of Put Shares. All Offered Preferred Shares purchased by Buyer in accordance with this Section 13 shall be distributed to the Custody Trust as holder of the Buyer LP Interests, subject to Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (“Section 17-607”). To the extent any such Offered Preferred Shares are retained by Buyer to comply with Section 17-607, subject to applicable law, they shall be held exclusively for the benefit of the Custody Trust and distributed to the Custody Trust as soon as practicable in accordance with Section 17-607.

13.8 Waiver. The ffVC GP shall have the right, in its sole discretion, to waive any of the terms of this Section 13 at any time for the benefit of any Participating Partner that holds Offered Preferred Shares; provided that no such waiver shall have, and shall not be reasonably expected to have, any material adverse effect on any other Participating Partner that holds Offered Preferred Shares or the Ben Parties.

14. Transactions Expenses. Unless the Primary Transaction Agreements are terminated by Ben NV pursuant to Section 8.1(c), (a) at Closing, the Ben Parties shall pay or cause to be paid to Seller an amount in cash equal to the Transaction Expenses in accordance with Section 4.3(a), and the amount of Transaction Expenses so paid together shall be considered capital contributions by the Custody Trust (or other Ben NV Affiliate) to the Buyer; or (b) upon termination of the Primary Transaction Agreements for any reason other than pursuant to Section 8.1(c), the Ben Parties shall pay or cause to be paid to Seller an amount equal to the Transaction Expenses by wire transfer in immediately available funds to an account designated by Seller.

15. Miscellaneous.

15.1 Successors and Assigns. No Party shall assign its rights and obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Parties, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect; provided, however, that nothing herein shall prohibit Seller from assigning all or any portion of its rights hereunder (but none of its obligations) to its limited partners. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

15.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15.3 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day (provided that a duplicate copy of the notice is also sent by one of the other methods outlined in this Section 15.3), (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 15.3:

If to the Ben Parties:

Beneficient, a Nevada corporation

325 N. St. Paul Street, Suite 4850

Dallas TX 75201

Email:   david.rost@beneficient.com

Attention:  David Rost, General Counsel

With a copy (which shall not constitute notice) to:

Haynes and Boone LLP

2801 N. Harwood Street, Suite 2300

Dallas, TX 75201

Email:   matt.fry@haynesboone.com

Attention:  Matt Fry

If to Seller:

[           ]

[           ]

[           ]

[           ]

Email:    [       ]

Attention:  [       ]

 [       ]

With copies (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Email: aroeder@goodwinlaw.com

Attention: Andrew Roeder

and

Jasso Lopez PLLC

950 E. State Hwy 114, Suite 160

Southlake, TX 76092

Email: erik@jassolopez.com

Attention: Erik Lopez

15.4 Attorneys’ Fees. If any Action is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

15.5 Construction. In Agreement: (a) any reference to an “Article”, “Section”, “Schedule” or “Exhibit” refers to the corresponding Article, Section, Schedule or Exhibit of or to this Agreement, unless the context indicates otherwise; (b) the headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement; (c) all words should be construed to be of such gender or number as the circumstances require; (d) the words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance; (e) where a Person “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Person is legally obligated to do so in accordance with this Agreement; (f) except as expressly set forth herein, any reference to a statute or regulation is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time; (g) any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented or modified from time to time through such date; (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (i) unless otherwise specified herein, each instance in which a Person is permitted or required to exercise judgment, discretion or decision-making or otherwise elect to take or not to take any action, including any grant or withholding of permission, waiver or consent or making any other determination, acceptance, rejection or declaration, shall be deemed to permit such person or entity to do so in his, her or its sole and absolute discretion without any requirement of reasonableness and subject to any conditions, and in accordance with such timeframe, as such person or entity may require; (j) the words “herein,” “hereof,” “hereunder” or “hereto” refer to this Agreement in its entirety and not to a particular Section, paragraph or other part of this Agreement; (k) no Party, nor his, her or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any person or entity by virtue of his, her or its authorship of any provision of this Agreement; (l) prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts; (m) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and (n) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

15.6 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Parties. The Parties agree to negotiate in good faith any amendments to this Agreement as may be necessary or appropriate to conform to the final form of the Buyer LPA adopted at Closing.

15.7 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

15.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

15.9 Representations and Warranties. The representations and warranties of the Parties contained in each Primary Transaction Agreement shall survive the execution and delivery of each such agreement and shall not be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of a Party.

15.10 Entire Agreement. The Primary Transaction Agreements, together with the Term Sheet to the extent incorporated herein, constitute the full and entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof and thereof existing among any of the Parties are expressly canceled. The Parties acknowledge and agree that the Primary Transaction Agreements are to be read in concert and construed in such a way as to give maximum effect to all such documents; provided, that in the event of an irreconcilable conflict, this Agreement shall take precedence.

15.11 Incorporation by Reference. The provisions of Sections 15 (Governing Law; Jurisdiction), 16 (Waiver of Jury Trial), 17 (Remedies) and 18 (Further Assurances) of Exhibit A to the Exchange Agreement, and all undefined capitalized terms used therein, are hereby incorporated into this Agreement, mutatis mutandis, as if references to “this Exchange Agreement”, “the Company”, “each Party”, “the Parties” and equivalent terms therein were references to “this Agreement”, “Ben NV”, “each Party”, “the Parties” and equivalent terms in this Agreement.

[Remainder of page intentionally left blank; signatures appear on following page(s)]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and is effective as of the Execution Date.

Beneficient, a Nevada corporation

By:
Name:
Title:

Beneficient Fiduciary Financial, L.L.C.

By:
Name:
Title:

Buyer

By:	[ ]

By:
	Name:	[ ]
	Title:	[ ]

Seller

By:	[ ]

By:
	Name:	[ ]
	Title:	[ ]

Signature Page

Alternative Asset Purchase Agreement

EXHIBIT A

Total Alternative Assets and Closing NAV

Exhibit A

Exhibit 99.1

CERTIFICATE OF DESIGNATION OF

SERIES B-[_] RESETTABLE CONVERTIBLE PREFERRED STOCK OF

BENEFICIENT

(Pursuant to NRS 78.1955)

Beneficient, a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify that, pursuant to the authority conferred on its board of directors (the “Board of Directors”) by its articles of incorporation (the “Articles of Incorporation”) and in accordance with Section 78.1955 of the Nevada Revised Statutes, the Board of Directors adopted the following resolution establishing a series of [___] shares of Preferred Stock of the Corporation designated as Series B-[_] Resettable Convertible Preferred Stock.

BE IT RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Articles of Incorporation, a series of Preferred Stock, $0.001 par value, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1.

Designation and Number. A series of Preferred Stock, designated as Series B-[_] Resettable Convertible Preferred Stock (“Series B-[_] Preferred Stock”), is hereby established. The number of authorized shares of Series B-[_] Preferred Stock shall initially be [___] shares.

2.	No Sinking Fund. There shall be no sinking fund for the payment of dividends or liquidation preferences on Series B-[_] Preferred Stock or the redemption of any shares thereof.

3.

Rank. Series B-[_] Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank: (a) senior to the Corporation’s common stock; (b) pari passu with the Corporation’s Series A Convertible Preferred Stock, par value $0.001 per share, Series B-1 Resettable Convertible Preferred Stock, par value $0.001 per share, Series B-2 Resettable Convertible Preferred Stock, par value $0.001 per share and Series B-3 Resettable Convertible Preferred Stock, par value $0.001 per share (“Parity Stock”); (c) senior, pari passu or junior with respect to any other series of preferred stock, as set forth in the Certificate of Designation with respect to such preferred stock; and (d) junior to all existing and future indebtedness of the Corporation.

4.

Liquidation Preference. In the event of any liquidation or dissolution of the Corporation, no distributions of available funds and assets will be made to the holders of capital stock junior to the Series B-[_] Preferred Stock until the holders of Series B-[_] Preferred Stock receive a per share amount equal to the greater of (A) $10.00 and (B) the amount such holder would receive if such holder converted such Series B-[_] Preferred Stock into Class A Common Stock immediately prior to the date of such payment, provided that if the liquidation funds are insufficient to pay the full amount due to each holder and each holder of Parity Stock, then each holder and each holder of Parity Stock shall receive a percentage of the liquidation funds equal to the full amount of liquidation funds payable to such holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of liquidation funds payable to all holders of Series B-[_] Preferred Stock and holders of shares of Parity Stock (the “Liquidation Preference”). For the avoidance of doubt, the Liquidation Preference shall not be limited by the Beneficial Ownership Limitation.

4.1.

Adjustment. For purposes of this Section 4, in the event that the shares of Series B-[_] Preferred Stock have not been converted into shares of the Corporation’s Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), and in the event that the Corporation either: (a) subdivides (by stock split, reclassification or otherwise) the outstanding shares of Series B-[_] Preferred Stock into a greater number of shares of Series B-[_] Preferred Stock; or (b) combines or consolidates (by reverse stock split) the outstanding shares of Series B-[_] Preferred Stock into a smaller number of shares of Series B-[_] Preferred Stock, then the Liquidation Preference shall be proportionately decreased or increased, as appropriate, simultaneously with the occurrence of such event.

4.2.

Consolidation or Merger of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale, lease, exchange offer, tender offer or any other transfer, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

4.3.

No Further Rights. After payment of the full amount of the Liquidation Preference, the holders of Series B-[_] Preferred Stock will have no right or claim to any of the remaining assets of the Corporation by virtue of their ownership of Series B-[_] Preferred Stock.

5.

No Voting Rights. Except as required by law, the holders of Series B-[_] Preferred Stock shall not be entitled to vote at any meeting of the stockholders for election of members of the Board of Directors of the Corporation or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders.

6.	Dividend Rights. Dividends will be paid on the Series B-[_] Preferred Stock on an as-converted basis when, as, and if paid on the Class A Common Stock.

7.

Optional Conversion. Subject to the Approval Requirement, each share of Series B-[_] Preferred Stock is convertible, at the option of the holder thereof upon two business days’ written notice to the Corporation, into a number of shares of Class A Common Stock that is equal to the Stated Value divided by the Conversion Price (as defined below) in effect as of the date of such notice (the “Conversion Rate”). The Conversion Price shall be subject to reset on each date (each such date, a “Reset Date”) that is the last day of each month following the date of issuance of the Series B-[_] Preferred Stock (the “Original Issue Date”). On each Reset Date, the Conversion Price shall be increased or decreased to the Prevailing Market Price (as defined below), provided that in no event shall the reset Conversion Price be lower than [20-50]% of the initial Conversion Price or higher than the initial Conversion Price, in each case subject to adjustments for stock dividends, splits or combinations, reorganizations, recapitalizations or similar transactions.

7.1.	As used herein, the term “Stated Value” shall mean $10.00 per share of Series B-[_] Preferred Stock.

7.2.	As used herein, the term “Conversion Price” shall initially mean $0.1313 per share.

7.3.

As used herein, the term “Prevailing Market Price” shall mean the five-day trailing volume weighted average price of the Class A Common Stock on the Nasdaq Capital Market or such other national securities exchange on which the Class A Common Stock is listed for trading for the period ending on the last trading date on or before the applicable Reset Date as reported by Bloomberg Financial Markets or an equivalent reporting service as determined by the Corporation.

7.4.

As used herein, the term “Approval Requirement” shall mean such approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market, or such other national securities exchange on which the Class A Common Stock is listed for trading on the Original Issue Date, from the shareholders of the Corporation with respect to the issuance of all shares of Class A Common Stock pursuant to the ffVC Transactions in excess of 19.99% of the Corporation’s outstanding shares of Class A Common Stock and Class B Common Stock as of the Original Issue Date.

7.5.

As used herein, the term “ffVC Transactions” shall mean the transactions contemplated by those certain Alternative Asset Purchase Agreements, effective as of [__], 2024, by and among the Corporation, Beneficient Fiduciary Financial, L.L.C., a Kansas Technology-Enabled Fiduciary Financial Institution, and each of (i) ffVC Silver SPV, L.P., a Delaware limited partnership and ff Silver Venture Capital Fund, L.P., a Delaware limited partnership, (ii) [ffVC Blue SPV, L.P.], a Delaware limited partnership and ff Blue Private Equity Fund, L.P., a Delaware limited partnership and (iii) [ffVC Rose SPV, L.P.], a Delaware limited partnership and ff Rose Venture Capital Fund, L.P., a Delaware limited partnership.

8.

Mandatory Conversion. Each outstanding share of Series B-[_] Preferred Stock will automatically convert into a number of shares of Class A Common Stock (the “Mandatory Conversion”) as is determined by the Conversion Rate then in effect on the date (the “Mandatory Conversion Date”) that is the earliest to occur of: (a) the last day of the month in which the fifth anniversary of the Original Issue Date occurs, if either the Corporation has filed all annual reports on Form 10-K and quarterly reports on Form 10-Q that are then required to have been filed in the preceding twelve months with the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or a resale registration statement with respect to the shares of Class A Common Stock underlying the Series B-[_] Preferred Stock (the “Resale Registration Statement”) has become effective and is in full force and effect at the time of such Mandatory Conversion and (b) if the conditions of clause (a) are not met on the date that is the last day of the month in which the fifth anniversary of the Original Issue Date occurs, the first date thereafter on which any shares of Series B-[_] Preferred Stock may be resold pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or the Resale Registration Statement has become effective.

8.1.

Notwithstanding the foregoing, the Series B-[_] Preferred Stock shall not convert into Class A Common Stock to the extent such conversion would cause a holder to exceed the Beneficial Ownership Limitation (as defined below) under Section 9 hereof and to the extent a conversion would cause a holder to exceed the Beneficial Ownership Limitation, the conversion of the portion of such conversion that would exceed the Beneficial Ownership Limitation shall be delayed until the first day the conversion of such portion would not cause the holder to exceed the Beneficial Ownership Limitation.

8.2.

To the extent any such share of Series B-[_] Preferred Stock has not otherwise automatically converted into shares of Class A Common Stock pursuant to this Section 8, the Conversion Price for such shares shall be subject to additional resets on the terms described in Section 7 hereof on the last date of each month.

9.

Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series B-[_] Preferred Stock, including, without limitation, a Mandatory Conversion, and a holder of the Series B-[_] Preferred Stock shall not have the right to receive dividends hereunder or convert any portion of the Series B-[_] Preferred Stock, to the extent that, after giving effect to such a conversion, such holder would (together with such holder’s affiliates and any persons acting as a group together with such holder or any of such holder’s affiliates (such persons, “Attribution Parties”)) own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Class A Common Stock beneficially owned by such holder and its affiliates and Attribution Parties shall include the number of shares of Class A Common Stock received as shares pursuant to a dividend or issuable upon conversion of the Series B-[_] Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which are issuable upon (a) conversion of the remaining, unconverted Series B-[_] Preferred Stock beneficially owned by such holder or any of its affiliates or Attribution Parties and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series B-[_] Preferred Stock) beneficially owned by such holder or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 9, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the holder that the Corporation is not representing to the holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the holder is solely responsible for any schedules required to be filed in accordance therewith (other than as it relates to a holder relying on the number of shares issued and outstanding as provided by the Corporation pursuant to this Section 9). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 9, in determining the number of outstanding shares of Class A Common Stock, a holder may rely on the number of outstanding shares of Class A Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Class A Common Stock outstanding.

9.1.

As used herein, the term “Beneficial Ownership Limitation” shall initially mean 4.99% of the number of shares of the Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock issuable upon conversion of Series B-[_] Preferred Stock held by the applicable holder. A holder, upon at least sixty-one (61) days advance notice to the Corporation, may terminate, waive, increase or decrease the Beneficial Ownership Limitation provisions of this Section 9 provided that such termination, waiver, increase or other modification shall not require the Corporation to issue more than 19.99% of the number of shares of the Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock issuable upon conversion of Series B-[_] Preferred Stock held by the applicable holder.

10.

No Fractional Shares. The Corporation shall not issue any fractional shares of Class A Common Stock upon conversion of shares of Series B-[_] Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Class A Common Stock, the Corporation shall round such fraction of a share of Class A Common Stock up to the nearest whole share.

11.

Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the Original Issue Date, the shares of Class A Common Stock issuable upon the conversion of the Series B-[_] Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise (other than by a Class A Common Stock Event (as defined below) or a stock dividend or distribution provided for elsewhere in this Certificate of Designation), then, in any such event, the Series B-[_] Preferred Stock shall thereafter convert into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Class A Common Stock into which such shares of Series B-[_] Preferred Stock would have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

12.

Adjustment Upon Class A Common Stock Event. In the event that a Class A Common Stock Event occurs at any time or from time to time after the Original Issue Date, the Conversion Price in effect immediately prior to such event shall, simultaneously with the occurrence of such Class A Common Stock Event, be proportionately decreased or increased, as appropriate. The Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Class A Common Stock Event.

12.1.

Class A Common Stock Event. As used herein, the term “Class A Common Stock Event” means: (1) the declaration or payment of any dividend or other distribution on the Class A Common Stock, without consideration, payable to one or more stockholders in additional shares of Class A Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Class A Common Stock; (2) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock; or (3) a combination or consolidation (by reverse stock split) of the outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock.

13.

Transfer Restrictions. The shares of Series B-[_] Preferred Stock may not be sold, assigned or otherwise transferred without the written consent of the Corporation. Any such sale, assignment or transfer shall be void ab initio and of no effect. For avoidance of doubt, this Section 13 shall not apply to shares of Class A Common Stock issued upon conversion of the Series B-[_] Preferred Stock.

14.

Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (a) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (b) if to any holder of Series B-[_] Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (c) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

Exhibit 99.2

Beneficient Enters into New Liquidity Transaction with ff Venture Capital

- Related liquidity transactions with three funds managed by ff Venture Capital, a leading investor in emerging industries, including fintech

- With full participation from all limited partners, it is estimated Ben’s loan portfolio collateral will grow by up to $121.5 million

- Upon closing and assuming full participation, Beneficient will have completed, in aggregate, over $1.1 billion of NAV in liquidity transactions with general partners through fund restructurings and continuation vehicles

DALLAS—March 6, 2024 (GLOBE NEWSWIRE) — Beneficient (Nasdaq: BENF) (together with its affiliates, “Ben” or the “Company”), a technology-enabled platform focused on providing liquidity and related trust and custody services to holders of alternative assets, today announced that it has agreed to the financing of liquidity transactions for three separate funds managed by ff Venture Capital, a leading venture capital firm. Limited partners in each of the participating funds have the option to participate and, in exchange for their respective interests in the fund’s alternative assets, receive, in the aggregate, up to approximately $62 million in stated value of shares of the Company’s Resettable Convertible Preferred Stock (the “Preferred Stock”), which is convertible at the election of the holder into shares of the Company’s Class A common stock and potential earnout payments over a period of up to ten (10) years. The earnout payments represent the amount of cash available for distribution from the acquired alternative assets in excess of a designated return to the Company. Consummation of the transactions is subject to shareholder approval pursuant to applicable listing standards. In the event the Company’s Class A common stock is no longer listed on an approved exchange following the closing as specified in the purchase agreements, the holders of the Preferred Stock would have the right to cause the special purpose continuation vehicles that are the acquirers of the alternative assets to repurchase the shares of the Preferred Stock then outstanding with proceeds then available from the alternative assets. Should all limited partners elect to participate in the transactions, it is estimated that these transactions will represent an increase in the collateral for Ben’s loan portfolio by up to $121.5 million of interests in alternative assets, subject to the earnout. These transactions, subject to the satisfaction of certain closing conditions, including the shareholder approval discussed above, are expected to close in the third calendar quarter of 2024. Following closing, ff Venture Capital LLC will continue to manage the alternative assets acquired by the newly created special purpose continuation vehicles.

“Ben strives to provide flexible, customized liquidity and capital solutions for general partners managing alternative assets, facing challenges in raising capital, or solving for early exit demands from their limited partners,” said Brad Heppner, Chief Executive Officer and founder of Beneficient. “This transaction with ff Venture Capital and its limited partners illustrates not only how we can provide a new means of liquidity for valuable alternative assets, but also how Ben’s GP Solutions can enable general partners to retain a portion of the upside of the in the alternative assets and underlying investments for their limited partners. Additionally, as a publicly traded entity, financing can be provided directly from Ben’s own balance sheet, which can potentially result in more flexible and creative solutions for general partners and their limited partners.”

“We are pleased to be able to offer this new and creative liquidity solution to our limited partners,” said John Frankel, Founding Partner of ff Venture Capital.

About Beneficient

Beneficient (Nasdaq: BENF) – Ben, for short – is on a mission to democratize the global alternative asset investment market by providing traditionally underserved investors—mid-to-high net worth individuals and small-to-midsized institutions—with early liquidity exit solutions that could help them unlock the value in their alternative assets. Ben’s AltQuote™ tool provides customers with a range of potential liquidity exit options within minutes, while customers can log on to the AltAccess® portal to digitize their alternative assets in order to explore early exit opportunities, receive proposals for liquidity in a secure online environment, engage custodial services for the digital alternative assets and receive data analytics to better inform investment decision making. Its subsidiary, Beneficient Fiduciary Financial, L.L.C., received its charter under the State of Kansas’ Technology-Enabled Fiduciary Financial Institution (TEFFI) Act and is subject to regulatory oversight by the Office of the State Bank Commissioner.

This press release does not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Preferred Stock to be issued pursuant to the liquidity transactions with ff Venture Capital LLC has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About ff Venture Capital – ff Venture Capital LLC is an early-stage venture firm focused on global opportunities, with 90+ active portfolio companies across emerging technology sectors, including Applied AI, FinTech, Insurtech, Drones, and Robotics. Notable investments include: Addepar, Cornerstone OnDemand, Movable Ink, Omaze, Owlet (NYSE:OWLT), Plated (Albertsons), Rescale, Socure and Transactis (MasterCard). Movable Ink, Omaze, Rescale and Socure are among the assets covered by the transactions reported in this press release. Founded in 2008, ffVC has offices in New York and Warsaw.

Forward-Looking Statements

This communication includes forward-looking statements as defined under U.S. federal securities laws. Forward-looking statements include all statements that are not historical statements of fact, including related to the participation of the limited partners in the liquidity transactions described herein, the issuance of Preferred Stock in the liquidity transactions, the closing of the liquidity transactions, the receipt of stockholder approval related thereto, and statements regarding, but not limited to, our expectations, hopes, beliefs, intention, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this release. It is not possible to predict or identify all such risks. These risks include, but are not limited to, our ability to consummate liquidity transactions on terms desirable for the Company, or at all, our receipt of stockholder approval contemplated by the liquidity transactions, that limited partners may choose not to participate in the transactions and the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents we file with the SEC. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information about the Liquidity Transactions and Where to Find It

In connection with the liquidity transactions, Ben intends to file a preliminary proxy statement and a definitive proxy statement with the SEC. This press release does not contain all the information that should be considered concerning the liquidity transaction, and it is not intended to provide the basis for any investment decision or any other decision regarding the liquidity transactions. Ben’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, the amendments thereto, and the definitive proxy statement and documents incorporated by reference therein filed in connection with the liquidity transactions, as these materials will contain important information about the liquidity transactions and the parties thereto. When available, the definitive proxy statement will be mailed to the stockholders of Ben as of a record date to be established for voting on the stockholder approval. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at http://www.sec.gov.

Participants in the Solicitation

Ben, ff Venture Capital LLC, the related funds, and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies of Ben’s stockholders in connection with the liquidity transactions. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Ben’s stockholders in connection with the liquidity transactions, including their names and a description of their interests in the liquidity transactions, will be set forth in the proxy statement relating to such transactions when it is filed with the SEC.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the liquidity transactions. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts

Investors:

investors@beneficient.com

Media:

Longacre Square Partners

Greg Marose / Dan Zacchei

beneficient@longacresquare.com